SCHEDULE PRE-14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and

Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by

     Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or

    Section 240.14a-12

MEDPLUS, INC.

..................................................................

N/A

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

Common Stock and Series A Convertible Preferred Stock

...........................................................

    2) Aggregate number of securities to which transaction applies:

10,547,082

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    3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$2.00

...........................................................

    4) Proposed maximum aggregate value of transaction:

$21,094,164

...........................................................

    5) Total fee paid:

$5,273.54

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[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

N/A

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

N/A

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MedPlus, Inc.

8805 Governor's Hill Drive

Cincinnati, OH 45249

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of shareholders of MedPlus, Inc. ("MedPlus"), which will be held on September ___, 2001 at ________p.m. local time, at _____________________________.

At the Annual Meeting, you will be asked to consider and vote on proposals to: (i) consider and vote on a proposal to adopt and approve a merger agreement dated April 25, 2001 among MedPlus, Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus, (ii) elect eight directors to serve until the 2002 Annual Meeting, (iii) grant our board of directors discretionary authority to adjourn the Annual Meeting to solicit additional votes for approval of the merger agreement and the merger, and (iv) transact such other business as may properly come before the meeting or any adjournment thereof. The merger agreement provides that, upon consummation of the merger, each share of common stock and Series A convertible preferred stock of MedPlus issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of MedPlus and its shareholders. Accordingly, the members of the board of directors unanimously approved the proposals and recommends that you vote FOR such proposals. The enclosed proxy statement more fully describes the details of the business to be conducted at the Annual Meeting.

After reading the proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than September ___, 2001. No additional postage is necessary if mailed in the United States. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. Your vote is very important. Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of two-thirds of our total outstanding shares or common stock. Your shares can not be voted unless you sign, date and return the enclosed proxy card or attend the Annual Meeting in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/Richard A. Mahoney

Chairman of the Board and

Chief Executive Officer

MEDPLUS, INC.

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September __, 2001

TO THE SHAREHOLDERS OF MEDPLUS, INC.:

You are cordially invited to attend the annual meeting of shareholders of MedPlus, Inc. to be held on September __, 2001 at _____ local time at ___________________________, for the following purposes:

1.  To consider and vote on a proposal to adopt and approve a merger agreement dated April 25, 2001 among MedPlus, Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus. As a result of the transaction, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of common stock and Series A convertible preferred stock of MedPlus issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. A copy of the merger agreement is set forth as Appendix A to the attached proxy statement.

2.  To elect eight directors to serve until the 2002 Annual Meeting.

3.  To grant our board of directors discretionary authority to adjourn the annual meeting to solicit additional votes for approval of the merger agreement and the merger.

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on August 27, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record of that time will be entitled to notice of and to vote at the annual meeting.

A proxy statement and proxy containing more detailed information with respect to the matters to be considered at the annual meeting accompany this notice.

Each of the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, and a special committee of such board comprised of independent directors has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its unaffiliated shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board and the special committee unanimously recommend that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

By Order of the Board of Directors

Robert E. Kenny III Secretary

September __, 2001

IMPORTANT

As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Shareholders attending the meeting may personally vote on all matters which are considered in which event their signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to MedPlus of further solicitation, we ask your cooperation in mailing your proxy promptly.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed on the adequacy or accuracy of the disclosure in the document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September ___, 2001 and is first being mailed to shareholders on or about September ___, 2001.

Summary Term Sheet

Pursuant to the terms of the merger agreement:

- Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus, with MedPlus being the surviving corporation. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. Please see the section entitled "The Merger Agreement - The Merger," page 33.

- Each share of MedPlus common stock and Series A convertible preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 33.

- Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 33.

- Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 33.

- The merger agreement and the merger must be approved by the affirmative vote of (i) the holders of a majority of the outstanding shares of MedPlus common stock and preferred stock, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement, certain shareholders of MedPlus owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44.5% of the outstanding shares of common stock and preferred stock treated as a single class, entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger of Q-M Merger Sub with and into MedPlus and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18.3% of the outstanding voting shares of MedPlus, hold approximately 62.8% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of the unaffiliated MedPlus shareholders. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 40.

- In deciding to approve the merger agreement, the board of directors considered the advantages and disadvantages of the proposed merger. The advantages of the merger are that it will:

- Promote the long-term interests of MedPlus, our employees, customers and creditors;

- Satisfy our cash requirements for operations, working capital and capital expenditures;

- Advance our strategic objectives in the healthcare information technology market; and

- Make our products and services available to the large physician and hospital customer base of Quest Diagnostics.

Most importantly, without the merger, the future financial viability of MedPlus was in doubt. The primary disadvantage of the merger is that the purchase price of $2.00 per share is in the form of cash consideration so the MedPlus shareholders will not be able to participate in the long-term prospects of MedPlus. Please see the section entitled "Special Factors - Background of the Merger," page 13.

- Our board of directors appointed a special committee of independent directors to negotiate the merger with Quest Diagnostics and to determine the fairness of the merger to our unaffiliated shareholders. Accordingly, at the direction of the special committee, we retained KPMG Consulting to independently evaluate the fairness of the merger to our unaffiliated shareholders. We received an opinion from KPMG Consulting on April 15, 2001 to the effect that the merger is fair to our unaffiliated shareholders. KPMG Consulting updated its opinion as of September _____, 2001 but did not change its conclusion that the merger is fair to our unaffiliated shareholders. Please see the section entitled "Special Factors -- Opinion of Financial Advisor," page 20.

- We reasonably believe that the merger is fair to our unaffiliated shareholders. Based in part upon the opinion of KPMG Consulting, as originally delivered and as updated, the special committee of the board of directors determined that the merger was fair to our unaffiliated shareholders and on that basis recommended approval of the merger to our full board of directors. Our full board of directors, also determined that the merger was fair to our unaffiliated shareholders. An important factor in the Board's determination was the special committee's recommendation. Other factors included the Board's awareness of our deteriorating financial condition, our lack of alternative sources of financing, our need for substantial additional capital to continue development of our products, and our immediate need for cash to support our continued operations. One of our directors, Mr. Kenneth Freeman, is the chief executive officer and a director of Quest Diagnostics and therefore recused himself from all deliberations of our board of directors regarding the merger or its fairness to our unaffiliated shareholders.

- Quest Diagnostics and Q-M Merger Sub reasonably believe that the merger is fair to our unaffiliated shareholders.

- You will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to your exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be treated as a capital gain or capital loss provided you held the common stock or preferred stock as a capital asset. The transaction may also be taxable under applicable state, local and foreign tax laws. Please see the section entitled "Special Factors - Certain Federal Income Tax Consequences," page 31.

- You can vote at the annual meeting of shareholders if you owned MedPlus common stock or preferred stock at the close of business on August 27, 2001. You will be able to cast one vote for each share of MedPlus common stock and preferred stock you owned at that time. Properly executed proxies that we receive before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to approve and adopt the merger agreement and approve the merger contemplated by the merger agreement, "FOR" election of the persons nominated to be directors and "FOR" the grant of discretionary authority to our board of directors to adjourn the annual meeting, if necessary, to solicit additional votes for approval of the merger agreement and the merger. You may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to MedPlus or by giving notice of revocation at the annual meeting prior to the vote. In addition, you may revoke your proxy by voting your shares in person at the annual meeting by providing notice of your intention to do so prior to the voting of the proxy.

- You can become a dissenting shareholder and have the right to be paid the fair cash value of your shares of MedPlus after the effective time of the merger. Please see the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 10.

TABLE OF CONTENTS

Summary Term Sheet	i
SUMMARY	1
The Annual Meeting	1
Record Date for Voting; Votes Required	1
The Merger Generally	1
The Companies	2
Opinion of Financial Advisor	3
Fairness of the Merger	3
Certain Federal Income Tax Consequences	4
The Merger Agreement	4
Interests of Certain Persons in the Merger	6
Rights of Dissenting Shareholders	7
THE ANNUAL MEETING	8
Purpose	8
Date, Place and Time	8
Record Date, Voting Rights and Votes Required	8
How to Revoke a Proxy	9
Solicitation of Proxies	10
Rights of Dissenting Shareholders	10
THE COMPANIES	12
MedPlus	12
Quest Diagnostics	12
Q-M Merger Sub	13
SPECIAL FACTORS	13
Background of the Merger	13
Purposes for the Merger	16
Reasons for the Merger; Recommendation of the Board of Directors	17
Opinion of Financial Advisor	23
Consequences of the Merger	32
Interests of Certain Persons in the Merger	34
Accounting Treatment	35
Certain Federal Income Tax Consequences	35
Sources and Amount of the Merger Consideration	36
Expenses and Fees	36
THE MERGER AGREEMENT	38
Effective Time of the Merger	38
The Merger	38
Conversion of Securities	38
Surrender of Stock Certificates	38
Stock Options	38
Warrants	39
Representations and Warranties	40
Conduct of the Business Pending the Merger	40
Additional Agreements	41
Conditions to Completing the Merger	44
Termination	44
Indemnification	45
Amendment and Waiver	45
CERTAIN RELATED AGREEMENTS	45
Voting Agreement	45
Employment Agreements	46
Credit Agreement	46
RIGHTS OF DISSENTING SHAREHOLDERS	46
SELECTED HISTORICAL FINANCIAL INFORMATION	47
ELECTION OF DIRECTORS	47
Information with Respect to Directors and Executive Officers	48
Security Ownership of Certain Beneficial Owners and Management	51
Section 16(a) Beneficial Ownership Reporting Compliance	56
Board of Directors Meetings and Committees	56
Director Compensation	57
Executive Compensation	58
Certain Relationships and Related Transactions	62
INDEPENDENT AUDITORS	63
Audit fees	63
Financial Information Systems Design and Implementation Fees	63
All Other Fees	64
SHAREHOLDER PROPOSALS	64
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	64
OTHER MATTERS	64

APPENDICES
Merger Agreement	Appendix A
Rights of Dissenting Shareholders Under Ohio Corporate Law	Appendix B
Opinion of KPMG Consulting, Inc.	Appendix C
Voting Agreement	Appendix D
Audit Committee Charter	Appendix E

SUMMARY

This summary highlights selected information from this proxy statement and documents incorporated herein by reference. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement and all of the appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In particular, you should read the merger agreement which is attached as Appendix A to this proxy statement.

The Annual Meeting

Our annual meeting of shareholders will be held at ___________ local time, on September __, 2001, at ______________________________. At the annual meeting, you will be asked:

1.  To approve and adopt the merger agreement and approve the merger contemplated by the merger agreement;

2.  To elect eight directors to serve until the 2002 annual meeting of shareholders;

3.  To grant our board of directors discretionary authority to adjourn the annual meeting to solicit additional votes for approval of the merger agreement and the merger; and

4.  To act on any other items that may be submitted to properly come before the meeting and any adjournment thereof.

Please see the section entitled "The Annual Meeting," page 8.

Record Date for Voting; Votes Required

You can vote at the annual meeting of shareholders if you owned MedPlus common stock or Series A convertible preferred stock at the close of business on August 27, 2001. You will be able to cast one vote for each share of MedPlus common stock and preferred stock you owned at that time. The merger agreement and the merger must be approved by the affirmative vote of (i) the holders of a majority of the outstanding MedPlus common stock and preferred stock, voting as a single class and (ii) the holders of two-thirds of the outstanding preferred stock. The eight nominees for director receiving the most votes will be elected as directors. Please see the section entitled "The Annual Meeting - Record Date, Voting Rights and Votes Required," page 8.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18.3% of the outstanding voting shares of MedPlus, hold approximately 62.8% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of the unaffiliated MedPlus shareholders. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 40.

The Merger Generally

The merger agreement contemplates the merger of Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, with and into MedPlus. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. The merger is for cash only. After the closing, current MedPlus shareholders, other than Quest Diagnostics, will have no further ownership interest in MedPlus. Please see the sections entitled "Special Factors" and "The Merger Agreement," pages 13 and 33, respectively, for more information concerning the merger.

Each of the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, and a special committee of the board (consisting of directors who are not employees of MedPlus and are not affiliated with Quest Diagnostics) created to evaluate the merger, has determined that the merger is consistent with and in furtherance of a long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its unaffiliated shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger. Please see section entitled "Special Factors - Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger," page 17.

The Companies

MedPlus, Inc.

8805 Governor's Hill Drive

Suite 100

Cincinnati, Ohio 45249

(513) 583-0500

MedPlus is a developer and integrator for clinical connectivity and data management solutions for healthcare organizations and clinicians. These solutions efficiently and securely collect, store, manage and retrieve clinical and other information within an organization, enterprise or community via virtual private networks and/or the Internet. We also provide workflow and content management solutions to customers in a variety of industries. MedPlus classifies its business in two operating segments: (i) Health Care Solutions and (ii) Workflow and Content Management.

Health Care Solutions: Our health care solutions include eMaxxTM (physician-focused web-based clinical integration portal solution), ChartMaxxTM (complete electronic patient record solution) and OptiMaxx(R) (records storage and retrieval solution). These products have been implemented in more than 125 hospitals throughout North America.

Workflow and Content Management: Our Universal Document Management Systems subsidiary develops and sells Step2000(R), a workflow content management and application development software product that coordinates the utilization of information on an enterprise-wide basis. Universal Document serves customers in a variety of industries through value-added resellers and OEMs.

MedPlus is currently traded on the Nasdaq National Market under the symbol "MEDP." Please see the section entitled "The Companies - MedPlus," page 12.

Quest Diagnostics Incorporated

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. Quest Diagnostics is currently traded on the New York Stock Exchange under the symbol "DGX." Please see the section entitled "The Companies - Quest Diagnostics," page 12.

Q-M Merger Sub, Inc.

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Q-M Merger Sub is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Please see the section entitled "The Companies - Q-M Merger Sub," page 13.

Opinion of Financial Advisor

KPMG Consulting, Inc., financial advisor to the special committee of our board of directors, delivered written opinions to the special committee of the board of directors that, as of April 15, 2001 and as of the date of this proxy statement, the merger consideration was fair to the unaffiliated owners of MedPlus common stock (other than Quest Diagnostics or its affiliates) from a financial point of view. The opinion is not a recommendation to any shareholder as to how to vote. We have attached a copy of the opinion to this document as Appendix C. You should read it carefully. KPMG Consulting has been paid fees of $140,000 for its financial advisory services. KPMG Consulting is not entitled to any fees which are dependent upon consummation of the merger. MedPlus also has agreed to indemnify KPMG Consulting against certain liabilities. Please see the section entitled "Special Factors - Opinion of Financial Advisor," page 20.

Fairness of the Merger

Our board of directors appointed a special committee of independent directors to negotiate the merger with Quest Diagnostics and to determine the fairness of the merger to our unaffiliated shareholders. Accordingly, at the direction of the special committee, we retained KPMG Consulting to independently evaluate the fairness of the merger to our unaffiliated shareholders. We received an opinion from KPMG Consulting on April 15, 2001 to the effect that the merger is fair to our unaffiliated shareholders. KPMG Consulting updated its opinion as of September _____, 2001 but did not change its conclusion that the merger is fair to our unaffiliated shareholders. Please see the section entitled "Special Factors -- Opinion of Financial Advisor," page 20.

We reasonably believe that the merger is fair to our unaffiliated shareholders. Based in part upon the opinion of KPMG Consulting, as originally delivered and as updated, the special committee of the board of directors determined that the merger was fair to our unaffiliated shareholders and on that basis recommended approval of the merger to our full board of directors. Our full board of directors, also determined that the merger was fair to our unaffiliated shareholders. An important factor in the Board's determination was the special committee's recommendation. Other factors included the board's awareness of our deteriorating financial condition, our lack of alternative sources of financing, our need for substantial additional capital to continue development of our products, and our immediate need for cash to support our continued operations. One of our directors, Mr. Kenneth Freeman, is the chief executive officer and a director of Quest Diagnostics and therefore recused himself from all deliberations of our board of directors regarding the merger or its fairness to our unaffiliated shareholders. Quest Diagnostics and Q-M Merger Sub also reasonably believe that the merger is fair to our unaffiliated shareholders.

Certain Federal Income Tax Consequences

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to your exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be treated as a capital gain or capital loss provided you held the common stock or preferred stock as a capital asset. The transaction may also be taxable under applicable state, local and foreign tax laws. You are urged to consult your own tax advisor. Please see the section entitled "Special Factors - Certain Federal Income Tax Consequences," page 31.

The Merger Agreement

Conversion of Securities. At the effective time of the merger, each issued and outstanding share of MedPlus common stock and preferred stock, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash per share, as more fully described in this proxy statement. Each share of common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted into and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 33.

Surrender of Stock Certificates. Within three business days after the merger is effective, Quest Diagnostics' paying agent will mail to you a form of letter of transmittal and related instructions to effect the surrender of certificates representing your shares of common stock and preferred stock in exchange for $2.00 per share in accordance with the merger agreement. Please see the section entitled "The Merger Agreement - Surrender of Stock Certificates," page 33.

Stock Options. The merger agreement provides that currently outstanding MedPlus stock options will be cancelled and the holders thereof will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option.

Subsequent to the execution of the merger agreement, Quest Diagnostics and MedPlus have determined that the holders of MedPlus options will also be offered one of the following:

- For each MedPlus option with an exercise price of less than $2.50, whether vested or unvested, Quest Diagnostics will offer to convert the MedPlus option into an equivalent Quest Diagnostics stock option grant. Consistent with the original grant terms, the options will be immediately vested and exercisable as a result of the change in control. The formula for determining the number of Quest Diagnostics options is based upon the exercise price of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger; or

- For all MedPlus options with an exercise price greater than $2.50, whether vested or unvested, the options will be cancelled and will be replaced with a new grant of Quest Diagnostics stock options. The formula for determining the number of Quest Diagnostics options is based upon the exercise price and expiration date of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. The exercise price for each of those replacement grants will be set equal to the fair market value of the Quest Diagnostics common stock at the effective time of the merger and will be subject to new vesting restrictions.

Subject to the foregoing, all outstanding employee stock options will be treated equally, including options held by officers of MedPlus. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger. Please see the section entitled "The Merger Agreement - Stock Options," page 34.

Warrants. At or following the effective time of the merger, the holder of each issued and outstanding common stock warrant of MedPlus, other than Quest Diagnostics Ventures, will be entitled to receive in settlement and cancellation of such common stock warrant, upon exercise of such common stock warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock issuable upon exercise of such warrant and (ii) $2.00. Quest Diagnostics has informed us that it intends to cancel the warrant for common stock held by Quest Diagnostics Ventures upon consummation of the merger. All MedPlus warrants are fully vested. All warrants for MedPlus preferred stock will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants. The exercise price for all warrants for MedPlus preferred stock is $1.66 per share. Please see the section entitled "The Merger Agreement - Warrants," page 33.

Voting Required for Approval. Approval and adoption of the merger agreement and approval of the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18.3% of the outstanding voting shares of MedPlus, hold approximately 62.8% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of the unaffiliated MedPlus shareholders. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 40.

No Solicitation of Transactions. We have agreed that prior to the effective time of the merger, we will not directly or indirectly (i) solicit, initiate, encourage or facilitate the making of certain proposals relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries; (ii) engage in discussions or negotiations with any person with respect to such a proposal; (iii) disclose any nonpublic information or afford access to the properties, books or records of MedPlus to any person that has made or is considering making any such proposal; (iv) approve or recommend any such proposal; or (v) execute any agreement in connection with any such proposal. We may, under certain circumstances, participate in discussions regarding unsolicited proposals from third parties. Please see the section entitled "The Merger Agreement - Additional Agreements," page 38.

Conditions to Completing the Merger. The obligations of MedPlus, Quest Diagnostics and Q-M Merger Sub to consummate the merger are subject to various conditions, including, without limitation, obtaining the requisite shareholder approval and the absence of any governmental order making the merger illegal or otherwise prohibiting consummation of the merger. Please see the section entitled "The Merger Agreement - Conditions to Completing the Merger," page 39.

Termination. MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- The merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it;

- A governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- The other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- The shareholders of MedPlus do not approve the merger agreement and the merger.

Quest Diagnostics may also terminate the merger agreement if (i) the board of directors fails to recommend or changes its recommendation of the merger agreement and the merger in a manner adverse to Quest Diagnostics or Q-M Merger Sub or fails to call the annual meeting, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. Each of the board of directors and special committee is aware of the conflicts and has considered them in addition to the other matters described under "Special Factors - Reasons for the Merger; Recommendation of the Board of Directors" when it approved the merger agreement and recommended that shareholders vote in favor of the merger. Please see the section entitled "Special Factors - Interests of Certain Persons in the Merger," page 30.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders. Please see the section entitled "Special Factors - Interests of Certain Persons in the Merger," page 30.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock, and warrants to purchase 25,000 shares of MedPlus common stock at $5.6875 per share and 987,106 shares of MedPlus preferred stock at $1.66 per share.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers. Please see the section entitled "The Merger Agreement - Indemnification," page 40.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. Upon consummation of the merger, MedPlus and certain of our officers and an employee will enter into amendments to their current employment agreements. Please see the section entitled "Certain Related Agreements - Employment Agreements," page 41.

Rights of Dissenting Shareholders

MedPlus shareholders can become dissenting shareholders and have the right to be paid the fair cash value of their shares of MedPlus after the effective time of the merger. The conditions and requirements for perfecting your rights as a dissenting shareholder are further explained in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 10.

THE ANNUAL MEETING

Purpose

We are furnishing this proxy statement to you as a holder of MedPlus common stock or Series A convertible preferred stock in connection with the proxy solicitation by the board of directors of MedPlus. The board of directors will use the proxies at the annual meeting of shareholders to be held on September __, 2001, and at any adjournments of that meeting.

At the annual meeting, you will vote on a proposal to approve and adopt the merger agreement and approve the merger contemplated by the merger agreement. Pursuant to the merger agreement, Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus. After the merger, MedPlus will be a wholly-owned subsidiary of Quest Diagnostics. In the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately before the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. You are urged to read a copy of the merger agreement attached as Appendix A to this proxy statement.

You will be asked to elect directors to serve until the 2002 annual meeting. Please see the section entitled "Election of Directors," page 42 for more information.

You also will be asked to grant our board of directors discretionary authority to adjourn the annual meeting, if necessary, to solicit additional votes for approval of the merger agreement and the merger.

Each of the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, and the special committee of the board of directors (consisting of directors who are not employees of MedPlus and are not affiliated with Quest Diagnostics) created to evaluate the merger, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its unaffiliated shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger. The board of directors also recommends that you vote "FOR" the election of the nominees to the board of directors of MedPlus named in this proxy statement.

Date, Place and Time

Our annual meeting of shareholders will be held at______________________________at_____, local time, on September __, 2001.

Record Date, Voting Rights and Votes Required

The board of directors fixed the close of business on August 27, 2001 as the record date for determining those shareholders who are entitled to notice of and to vote at the annual meeting. MedPlus has only two classes of equity securities outstanding: common stock and Series A convertible preferred stock. Only holders of common stock and preferred stock of record on the books of MedPlus at the close of business on the record date have the right to receive notice of and to vote at the annual meeting. On the record date, there were 8,182,767 shares of common stock and 2,371,815 shares of preferred stock issued and outstanding.

You will have one vote for each share of common stock and preferred stock owned on the record date. In order for the annual meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of common stock and preferred stock are represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Approval and adoption of the merger agreement and approval of the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. The eight nominees for director receiving the most votes will be elected as directors.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against the approval of the merger agreement and the merger. Directors will be elected without regard to either abstentions or broker non-votes.

Properly executed proxies that we receive before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to approve and adopt the merger agreement and approve the merger contemplated by the merger agreement, "FOR" the election of the persons nominated to be directors and "FOR" the grant of discretionary authority to our board of directors to adjourn the annual meeting to solicit additional votes for approval of the merger agreement and the merger. Additionally, the proxy holder may vote the proxy in his or her discretion as to any other matter which may come properly before the annual meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the annual meeting. However, no proxy holder will vote any proxies voted against approval and adoption of the merger agreement in favor of a proposal to adjourn the annual meeting.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44.5% of the outstanding shares of common stock and preferred stock treated as a single class have agreed to vote their shares in favor of the merger agreement and merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18.3% of the outstanding voting shares of MedPlus, hold approximately 62.8% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' amended Articles of Incorporation and applicable law regardless of the vote of the unaffiliated MedPlus shareholders.

Each member of the board of directors and each executive officer of MedPlus who owns shares of common stock has advised MedPlus that he intends to vote his shares in favor of the proposal to approve and adopt the merger agreement and to approve the merger. As of August 27, 2001, such directors and executive officers beneficially owned a total of 9,405,457 shares of common stock or approximately 73% of the total shares of common stock entitled to vote at the annual meeting. Quest Diagnostics has informed us that it intends to vote its shares in favor of the merger.

How to Revoke a Proxy

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

You may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Robert E. Kenny III, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 or by giving notice of revocation at the annual meeting prior to the vote. In addition, you may revoke your proxy by voting your shares in person at the annual meeting by providing notice of your intention to do so prior to the voting of the proxy.

Solicitation of Proxies

Proxies are being solicited on behalf of the board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in person or through other means. We will not compensate those people for the solicitation, but will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We may also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse those brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. We will pay all expenses associated with the printing and mailing of this proxy statement to our shareholders.

Rights of Dissenting Shareholders

Under Ohio law, shareholders of MedPlus have the right to dissent from the merger and receive the fair cash value of their shares of MedPlus common stock and preferred stock. Shareholders that elect to exercise their dissenters' rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix B.

Below are the steps which you must take if you are a MedPlus shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete and you should read Section 1701.85 of the Ohio General Corporation Law. Failure to take any one of the required steps may result in termination of a shareholder's dissenters' rights. If you are a MedPlus shareholder considering dissenting, you should consult your own legal advisor.

1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of August 27, 2001. If you have a beneficial interest in shares of MedPlus common stock or preferred stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2. Do not vote in favor of the merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the merger agreement and the merger contemplated by the merger agreement at the annual shareholders' meeting. This requirement will be satisfied:

- if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

- if no proxy is returned and no vote is cast at the annual meeting in favor of the merger; or

- if you revoke a proxy and later "abstain" from or vote "against" the merger.

A vote "FOR" the merger is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

3. Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon MedPlus on or before the tenth day after the shareholder vote approving the merger agreement and the merger. We will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting, the class of the dissenting shares and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4. Delivery of certificates for legending. If requested by MedPlus, you must submit your certificates for dissenting shares to the company within 15 days after the company sends its request for endorsement on the certificates by the company of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by MedPlus.

5. Petitions to be filed in court. If you and MedPlus cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares. We are also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the annual meeting. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same or lower than the market value of the shares on the date of the merger.

Your right to be paid the fair cash value of the dissenting shares will terminate if:

- for any reason the merger does not become effective;

- you fail to make a timely written demand on MedPlus;

- you do not, upon request by MedPlus, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

- you withdraw your demand, with the consent of the board of directors; or

- MedPlus and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of your demand for fair cash value.

From the time you make your demand, your rights as a shareholder shall be suspended. If we pay cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

To be effective, a demand for fair cash value by a shareholder of MedPlus common stock or preferred stock must be made by or in the name of the record holder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares. If you hold your shares of common stock or preferred stock in a brokerage account or in other nominee form and you wish to exercise dissenters' rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the fair cash value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of that section is attached hereto as Appendix B and this discussion concerning the rights of dissenting shareholders is qualified in its entirety by reference to that section.

THE COMPANIES

MedPlus

MedPlus was incorporated under the laws of the State of Ohio on December 19, 1991 and has been in continuous operation since that time. Our principal office is located at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

MedPlus is a developer and integrator for clinical connectivity and data management solutions for healthcare organizations and clinicians. These solutions efficiently and securely collect, store, manage and retrieve clinical and other information within an organization, enterprise or community via virtual private networks and/or the Internet. We also provide workflow and content management solutions to customers in a variety of industries. MedPlus classifies its business in two operating segments: (i) Health Care Solutions and (ii) Workflow and Content Management.

Health Care Solutions: Our health care solutions include eMaxxTM (physician-focused web-based clinical integration portal solution), ChartMaxxTM (complete electronic patient record solution) and OptiMaxx(R) (records storage and retrieval solution). These products have been implemented in more than 125 hospitals throughout North America.

Workflow and Content Management: Our Universal Document Management Systems subsidiary develops and sells Step2000(R), a workflow content management and application development software product that coordinates the utilization of information on an enterprise-wide basis. Universal Document serves customers in a variety of industries through value-added resellers and OEMs.

Quest Diagnostics

Quest Diagnostics is a Delaware corporation and its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608. It is the successor to MetPath Inc., a New York corporation that was organized in 1967, and was a subsidiary of Corning Incorporated from 1982 to 1996.

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions.

Quest Diagnostics currently processes over 100 million requisitions each year. Its customers include physicians, hospitals, managed care organizations, employers, governmental institutions and other independent clinical laboratories. It has a network of principal laboratories located in approximately 30 major metropolitan areas throughout the United States, several joint venture laboratories, approximately 150 smaller rapid response laboratories and approximately 1,300 patient service centers. Quest Diagnostics operates an esoteric testing laboratory and development facility known as Nichols Institute located in San Juan Capistrano, California as well as laboratory facilities in Mexico City, Mexico and near London, England.

In addition to its laboratory testing business, its clinical trials business provides testing to support clinical trials of new pharmaceuticals worldwide. Quest Diagnostics also collects and analyzes laboratory, pharmaceutical and other data through its Quest Informatics division in order to help pharmaceutical companies with their marketing and disease management efforts, as well as to help large healthcare customers better manage the health of their patients.

Q-M Merger Sub

Q-M Merger Sub was incorporated under the laws of the State of Ohio on April 18, 2001. It is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608.

SPECIAL FACTORS

The discussion in this proxy statement of the merger and the description of the principal terms and conditions of the merger agreement is a summary only. You should refer to the merger agreement for the details of the merger. We have attached a copy of the merger agreement to this proxy statement as Appendix A. You should read Appendix A and the other Appendices to this proxy statement carefully.

Background of the Merger

Since inception in 1991, we have funded our operations, working capital needs and capital expenditures primarily through a combination of cash generated by operations, the sale of our operating assets, debt financing, offerings of our common stock to the public and other private equity financing arrangements. Over the past few years, our net cash outlays have exceeded our ability to generate cash through operations resulting in the need to obtain additional working capital. Our sales of systems and our revenues have been negatively impacted by our customers' concerns about our financial condition. Further, our software development efforts, the development of new products and our eHealth business, and the expansion of our marketing, sales and customer support staff, among other aspects of our strategy, will require significant expenditures over the next several years. Those considerations have led to various transactions which have culminated in the merger.

Our relationship with Quest Diagnostics began in 1998. For the past three years, Quest Diagnostics has been a customer of MedPlus for our OptiMaxx and Step2000 products and more recently, for our eHealth business. In June 2000, we approached Quest Diagnostics about a possible equity investment in MedPlus and on June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures provided approximately $9.5 million in equity financing to MedPlus. Pursuant thereto, Quest Diagnostics Ventures purchased 1,818,465 shares of MedPlus common stock for approximately $5.22 per share. In addition to the equity financing received by MedPlus, Richard Mahoney, our Chief Executive Officer, sold to Quest Diagnostics Ventures 100,000 shares of MedPlus common stock for approximately $5.22 per share. The purchase price of $5.22 per share was equal to the average closing price for MedPlus common stock on the Nasdaq National Market over the 15 trading days immediately preceding the date of the sale. In total, Quest Diagnostics Ventures acquired 1,918,465 shares of common stock, representing 18.3% of our voting stock. As part of the stock subscription agreement, we also issued to Quest Diagnostics Ventures a warrant to purchase a total of 2,884,513 shares of common stock with an exercise price of $5.73 per share. The exercise price for the warrant is subject to certain antidilution provisions related to the future issuance of MedPlus common stock and convertible securities. The warrant was not subject to any vesting limitations and was immediately exercisable in full. Quest Diagnostics Ventures has informed MedPlus that it does not intend to exercise the warrant prior to the completion of the merger. However, had Quest Diagnostics Ventures exercised the warrant as of the record date, it would have owned 36% of MedPlus voting stock. The merger agreement does not provide for the cancellation of the warrant as a result of the merger, but Quest Diagnostics has informed us that it intends to cancel the warrant upon consummation of the merger. The proceeds were utilized to fund working capital and investing activities and to repay certain subordinated debentures. The stock subscription agreement provides that so long as Quest Diagnostics Ventures remains the holder of at least 10% of the common stock of MedPlus, MedPlus is obligated to use its best efforts to maintain a designee of Quest Diagnostics Ventures as a member of the MedPlus board of directors.

Separately, we executed a national sales and marketing agreement with Quest Diagnostics. Pursuant to the national sales and marketing agreement, Quest Diagnostics has agreed to promote and market ChartMaxx and eMaxx to integrated health delivery networks and affiliated physician networks. In exchange for such services, MedPlus has agreed to pay Quest Diagnostics a referral fee equal to 3% of the gross revenue generated in connection with each ChartMaxx or eMaxx installation. In addition, MedPlus has agreed to provide training to Quest Diagnostics' sales force and other personnel. The initial term of the national sales and marketing agreement is 18 months, which began in June 2000. The agreement automatically renews for one year periods unless terminated as provided in the agreement. The parties intend to terminate this agreement after consummation of the merger. No fees have been paid to date because there have been no ChartMaxx or eMaxx installations under the agreement.

In the late summer and fall of 2000, our management determined that given our forecasted fiscal 2001 operating performance and our expected cash balances, the equity financing received from Quest Diagnostics would not be sufficient to satisfy our anticipated future obligations. In addition, management concluded that because of the continuing decline in the trading price of MedPlus common stock, the likelihood that Quest Diagnostics would exercise its warrant was remote. Therefore, the board of directors authorized management to investigate various alternatives to further our corporate strategy, including debt financing, private equity financing, exclusivity arrangements with existing distributors and the sale of all or parts of MedPlus. Management contacted various parties to evaluate the advantages and disadvantages of each alternative. We approached two existing distributors regarding the possibility of entering into exclusivity arrangements. However, those companies were not interested in establishing such a relationship. Similarly, we discussed the sale of a subsidiary of the company with two prospective buyers who ultimately decided not to pursue such transactions. MedPlus entered into a letter of intent with one buyer for the sale of our Universal Document Management Systems subsidiary. The buyer conducted due diligence but ultimately could not obtain the financing necessary for the transaction. We were unable to agree with the other buyer on the material terms of such a transaction. Even if completed, the proceeds from the sale of our Universal Document Management Systems subsidiary would not have been sufficient to satisfy our working capital requirements. Management vigorously pursued these alternatives as well as other potential business combinations. We also had informal discussions with two other parties, each publicly-held companies in the software technology industry, regarding a possible acquisition. However, due to a softening in the technology market affecting their position, and the poor operating performance and future investment requirements of MedPlus, the parties were not prepared to proceed with such transactions. Despite its efforts, the third parties approached by MedPlus were not interested in pursuing the various opportunities explored by MedPlus.

After engaging in discussions with at least three financial institutions, our management concluded that debt financing was not feasible due to our history of operating losses, negative cash flow and current conditions in the debt markets. Potential equity investors expressed similar concerns in our discussions. We contacted nine potential investors to discuss various equity financing arrangements. Despite our efforts, eight of the nine investors chose not to pursue a transaction with MedPlus. Concerns identified by such investors included the lack of liquidity of our common stock and the depressed healthcare information technology market. We began negotiations with one investor, Crossover Ventures, Inc., a private investment fund.

In December 2000, we executed an agreement with Crossover Ventures for an equity line of credit of up to $15 million. The term of the agreement is 36 months, commencing on the effective date of the Registration Statement filed with the Securities and Exchange Commission on December 22, 2000. The agreement allows MedPlus, at our sole discretion, and subject to certain restrictions, to periodically sell or put shares of our common stock to the fund. Only one draw down can be made in each draw down pricing period (22 consecutive trading days). There must be seven trading days between draw down pricing periods. Puts can be made in amounts ranging from $100,000 to $1,000,000, subject to aggregate minimum puts of $500,000 over the life of the agreement. The amount of a put may be limited by the 45 previous day weighted average price multiplied by the 45 previous day total trading volume multiplied by 10%. At the time of each put, the fund receives a discount of up to 12% from the then current average market price, as determined under the agreement. The private investment fund is not required to purchase more than 10% of the outstanding shares of MedPlus common stock. MedPlus has not put any shares of its common stock to the fund. Pursuant to the agreement, we also issued the fund warrants to purchase 100,000 shares of common stock at an exercise price of $5.73 per share. Those warrants are exercisable and have a three-year life. The equity line of credit will remain in effect after the merger.

Because of the limitations on the amount of money that could be funded through the equity line of credit, management determined in early 2001 that the equity line of credit from the private investment fund would be insufficient to meet our working capital needs. In addition, our management advised the board of directors at a meeting on March 12, 2001 that we would receive an opinion related to our January 31, 2001 financial statements from our independent auditors KPMG LLP that would contain a qualification with respect to the ability of MedPlus to continue as a going concern, if we did not obtain additional sources of funding to assure KPMG LLP that we could fund our cash needs through at least February 1, 2002. Receipt of such an opinion would have major implications on our ability to sell our products and maintain good customer relations in the future.

Our management initially approached Quest Diagnostics about a potential transaction and entered into preliminary discussions with Quest Diagnostics with respect to the possible sale of MedPlus in January 2001. After initial discussions, Quest Diagnostics assembled a team to conduct technical and financial due diligence. The team reviewed our business strategy, customers, products, forecasts and other matters. Quest Diagnostics conducted its due diligence review through March 2001.

At the same time as Quest Diagnostics was conducting due diligence, management continued to engage in discussions with other parties and to evaluate alternative financing arrangements. The only other proposal submitted to MedPlus contained terms too onerous to constitute a viable option for MedPlus. Such proposal contemplated a $5 million line of credit and a subsequent $10 million equity investment for convertible preferred shares each of which would have been convertible into four shares of our common stock and warrants to purchase up to 500,000 shares of our common stock at an exercise price of $2.00 per share. The proposal also contemplated that such preferred stock would have a liquidation preference, accrue cumulative 7% dividends, and contain conversion price reset provisions, and that the holders would obtain board representation, exclusivity and termination fees. In addition, if a liquidity event did not occur within two years, the investor had the right to require MedPlus to repurchase such shares. Management rejected the proposal because the terms created a significant guaranteed return for the investor over other shareholders, were highly dilutive to existing shareholders and were very expensive due to the liquidation preference and various fees. Further, the mandatory repurchase provision allowed the investor to exit its equity position after two years.

Our board of directors created a special committee of the board to evaluate the terms of a potential transaction with Quest Diagnostics and to make a recommendation to the whole board with respect to such transaction. The special committee was comprised of Edward Cahill, Edward Samek and Martin Neads. The members of the special committee are not employees of MedPlus and are not affiliated with Quest Diagnostics. On March 29, 2001, our management and legal counsel met with representatives of Quest Diagnostics to discuss whether Quest Diagnostics would be interested in acquiring MedPlus and if so, the terms of such acquisition. The parties discussed several substantive issues, including the price to be paid in a possible transaction and the ability of Quest Diagnostics to provide MedPlus with interim financing prior to the closing. During the meeting, Quest Diagnostics indicated that it would not be willing to proceed with the proposal unless the principal shareholders of MedPlus, including Mr. Mahoney, Mr. Present and the holder of our outstanding preferred stock, agreed to enter into a voting agreement to support the proposal. Following the meeting, Quest Diagnostics discussed with two members of the special committee of the board, Edward Samek and Edward Cahill, the terms of the possible transaction, including the voting agreement. Quest Diagnostics initially offered to acquire all of the outstanding shares of MedPlus common stock and preferred stock for $1.50 per share. After vigorous negotiations between representatives of each of MedPlus and Quest Diagnostics, on April 1, 2001, the executive committee of the board of directors of Quest Diagnostics approved the making of a preliminary non-binding written proposal and on that same day, Quest Diagnostics submitted such proposal, which was subject to approval by our board of directors, to acquire all of the outstanding shares of our common stock and preferred stock not already owned by Quest Diagnostics at a price of $2.00 per share in cash. The proposal contemplated that the transaction would be structured as a merger and that certain shareholders would enter into a voting agreement with Quest Diagnostics in which such shareholders would agree to vote their shares in favor of the merger. Quest Diagnostics also proposed a revolving secured credit agreement pursuant to which we would have the right to borrow up to $5,000,000 from Quest Diagnostics. Finally, the proposal provided for an exclusivity period through April 9, 2001.

On April 1, 2001, our board of directors authorized management to pursue the proposal, and we and Quest Diagnostics entered into negotiations with respect to definitive transaction documents, including a merger agreement, voting agreement, credit agreement and security agreement. While the purchase price of $2.00 per share was below the market price of the common stock prior to the announcement of the merger, the board believed that it was the maximum price Quest Diagnostics would be willing to pay. On April 2, 2001, we issued a press release publicly announcing that we had entered into merger discussions with Quest Diagnostics. On April 2, 2001, the special committee retained KPMG Consulting to advise it and to evaluate and consider the fairness of the proposal to our unaffiliated shareholders. KPMG Consulting issued a written opinion to the special committee of the board dated April 15, 2001 that the cash offer of $2.00 per share of common stock was fair to unaffiliated owners of our common stock (other than

Quest Diagnostics or its affiliates) from a financial point of view.

On April 15, 2001, the board of directors met to discuss the merger and the transaction documents. After considering the KPMG Consulting opinion, the recommendation of the special committee of the board and the other alternatives available to MedPlus and our shareholders, the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, upon recommendation of the special committee of the board created to evaluate the merger, determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and our unaffiliated shareholders and approved the merger agreement and related documents and authorized all actions necessary to complete the merger.

We executed definitive transaction documents on April 25, 2001 and a press release was issued the next day to that effect. Since April 2, 2001, the date of the first press release, no third party has made any contact with us with respect to any alternative proposal or transaction.

Purposes of the Merger

Our primary purpose for engaging in a merger transaction with Quest Diagnostics is to avoid an inability to continue in business as a going concern. Further, our principal business is the sale of enterprise-wide medical records systems to hospitals and other large medical providers. It has become apparent to us that our customers are not comfortable purchasing mission critical products from an undercapitalized company like MedPlus. We believe that the merger will provide us with the financial resources to sell our products to a larger customer base.

Quest Diagnostics' purpose for the merger is to preserve its strategic business relationship with MedPlus which was otherwise at risk due to MedPlus' financial weakness. Quest Diagnostics will also acquire access to the information technology developed by MedPlus which is complementary to Quest Diagnostics' business. Q-M Merger Sub was formed solely for the purpose of effecting the merger between MedPlus and Quest Diagnostics.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

In March 2001, when it became apparent to our board of directors that a merger with Quest Diagnostics was a possibility, the board appointed a special committee consisting solely of independent directors to negotiate the merger with Quest Diagnostics and to determine the fairness of the merger to our unaffiliated shareholders. The special committee retained KPMG Consulting to opine as to the fairness of the merger to our unaffiliated shareholders. The special committee was responsible for recommending to the full board of directors whether to approve the merger and whether the merger was fair to our unaffiliated shareholders. One of our directors, Kenneth Freeman, who is also an officer and director of Quest Diagnostics, recused himself from all deliberations of our board regarding the merger.

Other than the retention of KPMG Consulting to advise the special committee of the board of directors in connection with the merger and to render an opinion as to the fairness of the merger consideration to our unaffiliated shareholders, the board of directors did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the merger. The merger was not structured so as to require the approval of at least a majority of our unaffiliated shareholders. However, we determined that the merger is procedurally fair to our unaffiliated shareholders because:

- our board established the special committee to participate in the negotiations with Quest Diagnostics and to independently consider the fairness of the merger. The special committee members consisted solely of directors who are not otherwise employed by the company and have no past, current or expected future relationship with Quest Diagnostics;

- we retained an independent financial advisor, KPMG Consulting, to analyze the merger and to render its opinion on the fairness of the merger to our unaffiliated shareholders;

- our one director affiliated with Quest Diagnostics, Mr. Freeman, did not participate in either the merger negotiations or our board's deliberations regarding the merger; and

- Quest Diagnostics could not unilaterally effect the merger without the approval of MedPlus' board of directors, majority of which comprises directors who are not affiliated with Quest Diagnostics, and the approval of MedPlus' shareholders other than Quest Diagnostics and its affiliates.

We believe that the merger is fair to our unaffiliated shareholders (other than Quest Diagnostics or its affiliates). In reaching their determination to approve and adopt the merger agreement and recommend the approval and adoption of the merger agreement by the shareholders and their determination that the merger is fair, each of the special committee and the board of directors consulted with management, legal counsel and KPMG Consulting and both the special committee and the full board considered the following material factors in support of the recommendation:

- the long-term interests of MedPlus, as well as the interests of our employees, customers, and creditors, which were considered as supporting the merger since the company's continued existence in the absence of the merger was in doubt;

- our current and historical financial condition, results of operations and resources, including our cash requirements and the need to supplement our current equity line of credit; these factors were considered to support the merger because of their negative impact on the future financial viability of MedPlus. Specifically, during our entire history we have had only one profitable year, 1996. We have always relied upon public and private equity financing, bank loans and other borrowings, and the proceeds from our sale in 1998 of our printer business, to support our continued operations. We had an immediate need for at least $5 million of additional funding to support our current day-to-day operations through the balance of the fiscal year. However, we were unable to secure sufficient additional equity or debt capital and were therefore in imminent danger of being unable to continue operating;

- our projected financial condition, results of operations, prospects and strategic objectives in the healthcare information technology market, as well as the risks involved in achieving those objectives given the current economic and market conditions, which were considered to support the merger since in the absence of the merger the company's continued ability to compete in its industry was in substantial doubt. We expected to experience negative cash flow of over $5 million in our fiscal year ending January 31, 2002. Accordingly, we expected to be facing Nasdaq delisting within the next six months due to our lack of tangible net worth. In addition to our immediate need for capital to continue day-to-day operations, we estimated that at least $10 million of additional funding would be required to complete development of our e-Maxx Internet portal product. We believe our future business prospects are substantially dependent upon completing the development of, and successfully marketing this product which would not be likely in the absence of the merger;

- the efforts conducted by management in exploring alternative transactions and the feasibility of such transactions, which were considered to support approval of the merger since those efforts were entirely unsuccessful. Specifically, we attempted to sell our Universal Document Management Systems subsidiary to two potential buyers, one of whom was unable to finance the purchase and the other was unwilling to pay a price we thought was fair and reasonable. We also had preliminary discussions with two other potential acquirors of MedPlus in its entirety, neither of whom was prepared to proceed with a transaction due to our poor operating performance and future investment requirements;

- the likelihood of other viable purchasers on terms as favorable as those in the merger agreement, which was considered to support approval of the merger due to the complete lack of any other potential purchasers at any price level;

- the written opinion of KPMG Consulting delivered to the special committee of the board that, as of the date of such opinion, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our unaffiliated shareholders. The full text of the opinion of KPMG Consulting, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting is attached as Appendix C and should be read carefully in its entirety;

- the terms and conditions of the merger agreement and the course of negotiations resulting in the execution of the merger agreement, which was considered to support approval of the merger since the special committee was able to negotiate a price which was 33% higher than the $1.50 originally offered, in the absence of any viable alternatives;

- the requirement that certain shareholders agree to vote their shares of common stock and preferred stock in favor of the merger agreement and the merger and against any alternative transaction and to grant Quest Diagnostics an irrevocable proxy in such regard, which was considered to support approval of the merger since these shareholders beneficially owned a substantial portion of the company's outstanding stock;

- the likelihood that the merger would be consummated, including the likelihood of satisfying the conditions to completing the merger contained in the merger agreement and the risks to MedPlus if the merger were not consummated, which was considered to support approval of the merger since the board and the special committee believed that the likelihood of Quest Diagnostics not consummating the merger was very slight;

- the experience, reputation and financial condition of Quest Diagnostics, which was considered to support approval of the merger since Quest Diagnostics had demonstrated the ability to consummate the merger without the need of outside financing or other resources; and

- the recommendation of management with respect to the merger, which was considered to support the merger due to the depth of management's knowledge about the company's financial condition and its industry position.

The special committee and the board of directors also considered the following factors in determining whether to approve the merger:

- the then-current market price of our common stock, ranging between $2-$5 per share during the first quarter of fiscal 2001, which the committee and the board recognized was higher than the merger price. However, they also recognized that the market price did not yet reflect our most recent quarter of operations or the fiscal year results (a loss from continuing operations for the year of $.96 per share), and they did not expect the market price to remain at its then-current level after such results were made public;

- the historical prices for our common stock, which have been quite volatile but at times have been substantially higher than the current levels and the merger price. The special committee and the board did not consider such historical prices to be material to their determination since both general market conditions and the company's individual financial condition had seriously deteriorated over time; and

- the purchase price of $5.22 per share paid by Quest Diagnostics in June 2000 for its initial investment in MedPlus. The special committee and the board recognized that this price exceeded the merger price, but they also recognized that general market conditions, particularly for technology companies, had deteriorated significantly, and that MedPlus' own financial condition and continued losses no longer supported the earlier price.

The special committee and the board of directors did not receive a quantitative analysis of the factors listed above. However, both the special committee and the board of directors concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by each of the special committee and the board of directors in its consideration of the merger. The principal negative factor in connection with the merger was the fact that the purchase price of $2.00 per share is in the form of cash consideration so the MedPlus shareholders will not be able to participate in the long-term prospects of MedPlus. Otherwise, the special committee and the board of directors did not believe that there were any material negative factors inherent in the merger agreement and the merger contemplated thereby when compared to the alternatives available to MedPlus. As stated above, no other third party was willing to enter into a viable transaction or relationship with MedPlus. Further, without the merger, it was unlikely that MedPlus would have sufficient cash to continue to fund its operations and remain a going concern.

In making its determination that the $2.00 price offered in the merger was fair to our unaffiliated shareholders, our board of directors, and in particular the special committee, was mindful of the fact that the merger price was less than the then-current market price for our stock. However, the special committee and the full board (except for Mr. Freeman, who did not participate in the deliberations), were concerned that the then current market price of approximately $3.50 did not properly reflect the company's true financial prospects, based on the fact that as a relatively thinly-traded, small cap stock with no financial analyst coverage and minimal press coverage, market activity often did not immediately reflect developments within the company.

In addition, the board was aware, while the public was not yet aware, that with its then-upcoming filing requirement for its Annual Report on Form 10-K, the company's auditors were expected to issue a "going concern" opinion in the absence of a transaction such as the merger which if issued, the board believed, would have both caused the market price to drop substantially and would have seriously compromised the company's ability to maintain sales of its enterprise-wide medical records systems to hospitals. Without Quest Diagnostics' $5 million credit line, MedPlus anticipated a bankruptcy status by mid-summer, which would have given the shareholders nothing.

Under these circumstances, the board and the special committee did not consider historical market prices to be relevant, particularly since the overall market was substantially depressed from prior high levels, and the company's current financial condition was not comparable to its condition when its historical higher prices were reached.

The board and the special committee did consider the company's net book value, which was currently at $5.6 million and expected to decrease significantly over the next few quarters. The related "tangible" net book value, the standard used by the Nasdaq Stock Market for determining listing eligibility, was $1.4 million at the end of the first quarter, substantially below the $4,000,000 level required for continued trading on the Nasdaq Stock Market. Net book value therefore was not supportive of a higher merger price. In addition, since the company's future as a going concern was in doubt, the board and the special committee did not believe the company's going concern value would support a higher merger price. Finally, the board and the special committee did not consider the company to have a readily determinable liquidation value because of our belief that our long-term value is closely related to the commercialization or our Internet-based portal product, e-Maxx, which is under development but will require substantial additional funding before in the board's opinion it will be sufficiently developed as to be saleable in a liquidation setting.

In view of the wide variety of factors considered, the board of directors and the special committee did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the board of directors may have given different weights to different factors.

Each of the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics and the special committee of the board (consisting of directors who are not employees of MedPlus and are not affiliated with Quest Diagnostics) created to evaluate the merger, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its unaffiliated shareholders and has unanimously approved and adopted the merger agreement and approved the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Quest Diagnostics and Q-M Merger Sub believe that the merger is fair to the unaffiliated shareholders of MedPlus (other than Quest Diagnostics or its affiliates). The following factors were considered by Quest Diagnostics and Q-M Merger Sub in reaching this determination:

- The written opinion of KPMG Consulting, Inc., financial advisor to the special committee of the board of directors of MedPlus, that the cash offer of $2.00 per common share is fair, from a financial point of view, to unaffiliated owners of MedPlus common stock (other than Quest Diagnostics or its affiliates);

- MedPlus' historical operating results, including the overall recent decline in MedPlus' sales and the difficulties it has encountered in selling its products and services to customers because of such customers' concerns about MedPlus' long-term viability, and Quest Diagnostics' belief that MedPlus would remain cash flow negative for the next 2-3 years and, accordingly, would require significant capital contributions from an outside source.

- MedPlus' cash position, cash utilization rate and weakening financial condition, together with its inability to secure long-term financing on terms acceptable to it, which led Quest Diagnostics to conclude that MedPlus would likely not be able to fund continued operations beyond the next 4-6 months.

- Concerns expressed by KPMG LLP, independent auditors of MedPlus, with respect to the ability of MedPlus to continue to operate as a "going concern" and an indication by KPMG LLP that the audit letter it would issue in connection with its audit of MedPlus' fiscal year 2001 financial statements would contain a "going concern" qualification unless MedPlus, prior to the date of such letter, had secured financing sufficient to allow it to continue its operations for at least twelve months;

- The absence of other potential buyers of MedPlus despite the efforts of MedPlus in that regard prior to MedPlus' public announcement of the potential transaction with Quest Diagnostics.

- The absence of other potential buyers of MedPlus after MedPlus' public announcement of the potential transaction with Quest Diagnostics but before the execution of the merger agreement.

In light of the factors described above, particularly, the concerns expressed by KPMG LLP with respect to the ability of MedPlus to continue to operate as a going concern, Quest Diagnostics and Q-M Merger Sub considered the current market price and the historical market prices of MedPlus' common stock prior to the announcement of the Quest Diagnostics' proposal to be immaterial to its determination that the merger was fair to the unaffiliated shareholders of MedPlus, because Quest Diagnostics and Q-M Merger Sub believed that such prices did not reflect the value of MedPlus based on its financial condition and results of operations. In addition, Quest Diagnostics and Q-M Merger Sub believed that MedPlus could not continue as a going concern on a stand-alone basis without receiving additional financing from an outside source, which meant that the going concern value of MedPlus was de minimis. Accordingly, Quest Diagnostics and Q-M Merger Sub determined that the merger is fair to the unaffiliated shareholders of MedPlus in relation to MedPlus' going concern value. Quest Diagnostics and Q-Merger Sub did not consider the net book of value of MedPlus, which was approximately $8.3 million as of January 31, 2001,in determining that the merger consideration was fair to unaffiliated shareholders of MedPlus. However, Quest Diagnostics and QMerger Sub are aware that the net book value is significantly less than the merger consideration. In light of the factors described above, Quest Diagnostics and Q-M Merger Sub did not determine the liquidation value of MedPlus.

Quest Diagnostics and Q-M Merger Sub also considered:

- the purchase price of approximately $5.22 per share paid by Quest Diagnostics in June 2000 for its initial investment in MedPlus. Quest Diagnostics and Q-M Merger Sub believed, however, that MedPlus' results of operations, financial condition and continued losses as well as the lack of sales under the national sales and marketing agreement no longer supported the earlier price; and

- the fact that MedPlus did not have any current firm offers to be acquired or adequately financed by any unaffiliated third parties, nor had it received any such firm offers during at least the prior two years.

In view of the wide variety of factors considered, Quest Diagnostics did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole.

In making the determination of their belief that the merger is fair to our unaffiliated shareholders, Quest Diagnostics and Q-M Merger Sub were aware that, other than the retention of KPMG Consulting to advise the special committee of the board of directors in connection with the merger and to render an opinion as to the fairness of the merger consideration to the unaffiliated shareholders of MedPlus, MedPlus did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the terms of the merger and that the transaction was not structured to require the approval of at least a majority of MedPlus' unaffiliated shareholders. However, one of our directors who is also an officer and director of Quest Diagnostics did recuse himself from all deliberations by Quest Diagnostics and Q-M Merger Sub with respect to the fairness of the merger. Quest Diagnostics and Q-M Merger Sub determined that the merger is procedurally fair to MedPlus' unaffiliated shareholders because:

- MedPlus' board established the special committee to participate in the negotiations with Quest Diagnostics and to independently consider the fairness of the merger. The special committee members consisted solely of directors who are not otherwise employed by MedPlus and have no past, current or expected future relationship with Quest Diagnostics;

- MedPlus retained an independent financial advisor, KPMG Consulting, to analyze the merger and to render its opinion on the fairness of the merger to MedPlus' unaffiliated shareholders;

- the one MedPlus director affiliated with Quest Diagnostics, Mr. Freeman, did not participate in either the merger negotiations or MedPlus' board's deliberations regarding the merger; and

- Quest Diagnostics could not unilaterally effect the merger without the approval of MedPlus' board of directors, majority of which comprises directors who are not affiliated with Quest Diagnostics, and the approval of MedPlus' shareholders other than Quest Diagnostics and its affiliates.

The merger requires the approval of at least a majority of the outstanding shares of common stock and preferred stock of MedPlus entitled to vote at the annual meeting of shareholders, voting as a single class. As Quest Diagnostics owns only 18.3% of common stock, it does not have the voting power to effect the merger without the vote of the holders of a significant number of shares of common stock of MedPlus. Certain shareholders of MedPlus, who own approximately 29% of the outstanding shares of common stock and approximately 98% of the outstanding shares of preferred stock of MedPlus, have agreed to vote in favor of the merger and granted to Quest Diagnostics a proxy in that respect.

Opinion of Financial Advisor

On April 2, 2001, the special committee retained KPMG Consulting to act as its financial advisor in connection with a possible merger and related matters. Until February 8, 2001, KPMG Consulting was majority owned by KPMG LLP, at which time KPMG Consulting became an independent publicly traded company.

As part of its engagement, KPMG Consulting was asked to render an opinion as to the fairness, from a financial point of view, to our shareholders, excluding Quest Diagnostics and its affiliates, of the merger consideration as set forth in the merger agreement. KPMG Consulting is regularly engaged in evaluations of similar businesses and in advising businesses with regard to mergers and acquisitions. The special committee selected KPMG Consulting as its financial advisor based upon KPMG Consulting's qualifications, expertise and reputation in such capacity.

KPMG Consulting delivered its opinion to the special committee of the board of directors that, as of April 15, 2001, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our public shareholders. KPMG Consulting did not recommend the amount of consideration to be paid in the merger. KPMG Consulting delivered a "bring down" opinion to its April 15, 2001 opinion as of the date of this proxy statement. Such new updated opinion did not change from the April 15, 2001 opinion. The special committee imposed no limitations on KPMG Consulting with respect to the investigations made or the procedures followed in rendering its opinion.

Our Chief Financial Officer, Daniel Silber, first contacted Craig Cooke of KPMG Consulting by telephone on March 29, 2001 and requested a proposal from them to undertake the engagement to assess the fairness of the merger to our unaffiliated shareholders. On April 2, 2001, KPMG Consulting, through Mr. Cooke, submitted a draft engagement letter to Mr. Silber. Mr. Cooke and Mr. Silber had several telephone conversations on April 2 and 3 in which they discussed the terms of the engagement. On April 3, we elected to engage KPMG Consulting as our financial advisor because they were able to start work immediately and their fees were competitive with other potential providers. On April 3, KPMG Consulting submitted, and we accepted, a definitive engagement letter.

On April 4, Mr. Cooke and two of his associates with KPMG Consulting came to our offices in Cincinnati, Ohio, where they met with Mr. Silber as well as with our Chairman, Richard Mahoney, and our President, Philip Present, to discuss the company's financial condition, its technology and product lines, its position in the market and its market strategy and its future prospects. These meetings and discussions took place over a two day period ending Friday, April 4. During this period, we also made available to the KPMG Consulting representatives our books and records for their review and analysis.

The following week, the KPMG Consulting team worked at their offices in Chicago to digest the information collected during their visit and to research comparable transactions, general market conditions, and so forth. During that week, Mr. Cooke and Mr. Silber had a number of telephone conversations for the purpose of clarifying and supplementing the information about us KPMG Consulting had previously obtained.

On April 13, 2001, KPMG Consulting delivered its draft fairness opinion to Mr. Silber who then circulated it to the special committee of our board of directors. After the special committee's initial review of the draft fairness opinion, they requested that it be circulated to the full board of directors (except for Mr. Freeman) on Saturday, April 14, and that a special telephonic board meeting be called for the evening of Sunday, April 15. During the same period of time we negotiated the terms and conditions of the definitive merger agreement with Quest Diagnostics, and a copy of the draft definitive agreement was also circulated to the special committee and then to the full board.

The special meeting was convened on April 15. The entire board (excluding Mr. Freeman) was in attendance, consisting of Messrs. Cahill, Stein, Mahoney, Neads, Present, Kenny and Samek. Mr. Cooke, Mr. Silber and our outside counsel, Charles Hertlein of Dinsmore & Shohl LLP, were also present. At the meeting, the special committee reported that it had reviewed the fairness opinion and believed that the full board should consider accepting it and approving the merger.

Mr. Cooke then orally addressed the board. He presented the fairness opinion and described in detail the analysis and valuation underlying its conclusions. A number of the directors asked specific questions of Mr. Cooke regarding KPMG Consulting's methods and processes. Mr. Cooke orally reiterated the conclusions reached in the written fairness opinion. Mr. Cooke was then dismissed from the meeting and after substantial and lengthy deliberations, the full board voted to accept the special committee's recommendation to approve the merger.

The full text of the opinion of KPMG Consulting, dated as of the date of this proxy statement, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting, is attached as Appendix C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of KPMG Consulting's opinion is qualified in its entirety by reference to the full text of the opinion. KPMG Consulting's opinion is addressed to the special committee of the board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the annual meeting.

In connection with rendering its opinion, KPMG Consulting, among other things:

- read the Quest Diagnostics proposal and the merger agreement and related documents;

- read our audited financial statements for the fiscal years ended December 31, 1996, January 31, 1998, 1999, and 2000, the preliminary audited financial statements for the fiscal year ended January 31, 2001, and our unaudited interim financial statements for the period ended February 28, 2001;

- read certain operating and financial information, including budgets and projections, provided by our management relating to our business and prospects;

- met with certain members of our senior and operating management to discuss our operations, historical financial statements and future prospects;

- visited our facilities in Cincinnati, Ohio;

- read the historical offers for, transactions in and appraisals of our common stock and preferred stock;

- considered publicly available financial data and stock market performance data of public companies that KPMG Consulting deemed generally comparable to MedPlus;

- compared the terms of recent acquisitions of companies which KPMG Consulting deemed generally comparable to MedPlus, and

- conducted such other studies, analyses, inquiries and investigations as KPMG Consulting deemed appropriate.

The opinions provided by KPMG Consulting to the special committee of the board of directors of MedPlus were necessarily based upon economic, market, financial and other conditions as of the dates thereof. There are no material limitations to the fairness opinion of KPMG Consulting other than those specifically enumerated in the proxy statement or the opinion. MedPlus will ask KPMG Consulting to review its opinion in the event of a material change to the transaction, market conditions or the industry in which MedPlus operates.

In the course of its review, KPMG Consulting relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all financial and other information that was available to KPMG Consulting from public sources and all financial and other information provided to KPMG Consulting by our representatives. KPMG Consulting further relied upon the assurances and representations of our management that management was unaware of any facts that would make the information provided to KPMG Consulting incomplete or misleading. With respect to the fiscal year 2002 budget and other financial projections provided to it, KPMG Consulting assumed that, as of the date supplied to KPMG Consulting, the budget and financial projections were reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of their preparation. With cash on hand as of April 2, 2001 of approximately $1.1 million and an average cash burn rate of at least $750,000 per month and the inability of MedPlus to raise additional financing in the capital markets, MedPlus would not be able to fund operations for the next quarter to meet the financial forecast provided to KPMG Consulting. In arriving at its opinion, KPMG Consulting did not perform any independent appraisal of our assets.

In connection with rendering its opinion to the special committee of the board of directors, KPMG Consulting performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by KPMG Consulting. Moreover, KPMG Consulting believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by them, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, KPMG Consulting also made certain assumptions with respect to general economic, market, financial and other conditions. Furthermore, KPMG Consulting drew from its past experience in similar transactions, as well as its experience in the valuation of securities. Any estimates in KPMG Consulting's analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by KPMG Consulting were assigned a greater significance by KPMG Consulting than any other in deriving its opinion.

The following is a summary of the material financial analyses performed by KPMG Consulting in connection with the preparation of its opinion and reviewed with the board of directors at a meeting of the MedPlus board of directors held on April 15, 2001.

Discounted Cash Flow Approach. KPMG Consulting reviewed our financial condition and our current fiscal year budget and observed that we projected that we would not be able either to generate positive cash flow from operations until the next fiscal year or to sustain operations and the cash on hand. We also observed that we could not fund our operations beyond May 2001. Furthermore, given our recent lack of success in raising additional capital, management informed KPMG Consulting that it was unlikely that we would be able to raise the capital needed to fund our operations. Accordingly, KPMG Consulting concluded that the Discounted Cash Flow Approach could not be applied to estimate a positive equity reference range for our common stock. The projections underlying this conclusion by KPMG Consulting are as follows:

Cash Flows

	Feb 1 - Apr 30, 2001	May 1- July 31, 2001	Aug. 1- Oct. 31, 2001	Nov. 1 - Jan 31, 2002

Cash at Beginning of Quarter	$1,972,115	$(1,186,997)	$(3,973,637)	$(6,050,269)

Cash Collections
OptiMaxx	$244,738	$619,256	$628,480	$637,705
ChartMaxx	$362,240	$3,768,610	$4,941,570	$6,716,352
Ehealth	$125,241	$457,606	$1,010,361	$2,137,467
UDMS	$173,049	$417,625	$434,523	$438,823
Beg Accounts Receivable (A/R)	$2,376,377	$-	$-	$-
	$3,281,645 =======	$5,263,097 =======	$7,014,935 =======	$9,930,346 =======

Cash Payments
OptiMaxx	$678,579	$680,332	$682,085	$683,838
ChartMaxx	$3,291,157	$4,475,367	$5,549,146	$5,806,470
Cmaxx-interfaces	$-	$-	$-	$-
E-health	$1,011,359	$1,410,385	$1,666,581	$1,930,201
UDMS	$297,958	$284,950	$280,053	$285,155
Corporate	$906,703	$928,703	$958,703	$994,703
Beg Accounts Receivable (A/P)	$600,000	$480,000	$120,000	$-
	$6,785,757 =======	$8,439,737 =======	$9,436,567 =======	$9,902,867 =======

Adj to A/P-core business	$600,000	$600,000	$600,000	$600,000
Adj to A/P-Pharma	$-	$-	$-	$-
Adj to A/P-Transcription	$-	$-	$-	$-

Capital Purchases	$(255,000)	$(210,000)	$(255,000)	$(280,000)

Cash at End of Quarter	$(1,186,997) ========	$(3,973,637) ========	$(6,050,269) ========	$(5,702,789) ========

EBITDA and Cash Flow Analysis

EBITDA	$(1,808,538)	$(1,354,774)	$626,794	$3,140,168
Depreciation	$147,570	$147,570	$147,570	$147,570
Amortization	$63,000	$64,000	$65,000	$66,000
EBITDA - all	$(1,597,968) ========	$(1,143,204) ========	$839,364 =======	$3,353,738 =======

Reconciliation to Cash Flow:

EBITDA - all	$(1,597,968)	$(1,143,204)	$839,364	$3,353,738

Less: Revenue	$(4,556,334)	$(5,977,275)	$(9,221,639)	$(13,223,847)
Add: Cash Collection	$905,268	$5,263,097	$7,014,935	$9,930,346
Less: Capitalized Software	$(31,455)	$(31,455)	$(31,455)	$(31,455)
Less: Cmaxx Cost of Sales adj	$-	$(627,803)	$(727,838)	$191,198
Add: Interface Exp	$-	$-	$5,000	$10,000
Less Interface Cash	$-	$(180,000)	$(180,000)	$(202,500)
Add: Increase to AP	$-	$120,000	$480,000	$600,000
Less: Capital Purchases	$(255,000)	$(210,000)	$(255,000)	$(280,000)
Add: Cash from Beg AR	$2,376,377	$-	$-	$-
	$(1,561,144) ========	$(1,643,435) ========	$(2,915,996) ========	$(3,006,259) ========

Cash at Beg of Qtr	$1,972,115	$(1,186,997)	$(3,973,637)	$(6,050,269)

Cash at End of Qtr	$(1,186,997) ========	$(3,973,637) ========	$(6,050,269) ========	$(5,702,789) ========

The projections and any discussion thereof are forward-looking statements and involve risks and uncertainties. Forward-looking statements include the information set forth above. The projections are based upon a variety of estimates and hypothetical assumptions that may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, each of which is difficult to predict, and are, in most instances, beyond the control of MedPlus. Accordingly, there can be no assurance that any of the projections will be realized, and the actual results may vary materially from those shown above. The inclusion of the projections set forth above should not be regarded as an indication that MedPlus, KPMG Consulting or anyone else who received the projections considered such projections a reliable predictor of future events, and the projections should not be relied upon as such.

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The projections were not prepared in accordance with generally accepted accounting principles, and MedPlus' independent accountants have not examined or compiled any of the projections nor have they expressed any conclusion or provided any other form of assurance with respect to these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The projections should be read in conjunction with the historical financial information of MedPlus enclosed with this proxy statement. The management of the MedPlus has indicated that the projections would be revised downwards if updated for current market conditions. MedPlus does not make any representation in this proxy statement to any person regarding the ultimate performance of the MedPlus' business compared to the information contained in any of the projections, and does not intend to update or otherwise revise any of the projections to reflect circumstances existing after the date when they were made or to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the projections are in error. Forward-looking statements also include those proceeded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

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Guideline Companies Approach. KPMG Consulting compared financial and stock market data of MedPlus to corresponding data of a guideline group of public companies engaged in providing information services to the healthcare industry. The guideline group included the following companies: Cerner Corporation, Cybear Group, Data Critical Corporation, Dynamic Healthcare Tech Inc., Eclipsys Corporation, Healthcare.com Corporation, IDX Systems Corporation, Lanvision Systems Inc., Medicalogic/Medscape Inc., Quadramed Corporation, Quality Systems Inc., Sunquest Information Systems Inc. Five of these companies were identified in publicly available research analyst reports referring to MedPlus. Five additional companies were identified by MedPlus as industry participants. The remaining companies were selected through discussions with management and market research by KPMG Consulting. The table below provides additional information regarding these companies.

The table below provides additional information regarding these companies.

Ticker	Name	Description	Notable product/service
CERN	Cerner Corp	Designs, develops, markets, installs and supports information technology, and content solutions for healthcare organizations and consumers.	HNA (health network architecture) Millennium technology. Expands the number and types of applications that can be linked together in a system
CYBA	Cybear Group	An information technology company using the Internet to improve the efficiency of administrative and communications tasks of managing patient care while addressing the healthcare industry's critical need for secure and reliable transmission of information.	dr.cybear, a subscription-based physician practice portal that offers health-care content, an e-commerce feature, a communications network, and practice management tools
DCCA	Data Critical Corp	Designs, manufactures, markets, installs and supports communication and information systems, using wireless and Internet technology and proprietary software to allow access to health information, including patient vital signs and other diagnostic data, using wireless technology and proprietary software.	Wireless communications systems alert caregivers to emergency health situations and provide them with such patient information as vital signs and electrocardiogram readouts, also develops software for delivering patient data over the Web
DHTI	Dynamic Healthcare Technology Inc.	A provider of NT, UNIX and AS/400 based diagnostic workflow solutions for pathology, laboratory and radiology departments in approximately 650 hospitals, clinics and ambulatory care centers throughout the United States and Canada.	Dictation, document and image management, and information systems cater mainly to radiology, pathology, and medical imaging labs
ECLP	Eclipsys Corp	Designs solutions to help customers deliver better healthcare through information. The Company's solutions are designed to assist healthcare organizations in achieving balanced outcomes through an appropriate and sustainable combination of clinical quality, efficient use of resources and patient satisfaction	Sunrise software suites help health care organizations manage patient information access, prescription ordering, billing, reimbursement, and performance analysis
HCDC	Healthcare.com Corp	Develops, markets and supports enterprise application integration (EAI) software products and provides services related to its products, as well as integration outsourcing and information technology (IT) facilities management services.	Cloverleaf Integration Engine, an enterprise application integration software tool that enables health care and financial services providers to integrate their disparate information systems
IDXC	IDX Systems Corp	Provides healthcare information solutions in the United States. IDX offers solutions including software, hardware and related services required by physician groups, management services organizations, hospitals and integrated delivery networks.	Web access to patient records, also offers medical transcription services through subsidiary EDiX
LANV	Lanvision Systems Inc.	e-health application service provider and a supplier of healthcare information access systems specializing in connectivity solutions that utilize the power of the Internet/Intranet to link hospitals, physicians, patients and payors to an electronic medical record.	AccountVision, which handles billing; ChartVision, which stores patients' clinical records; and WebView, which allows Internet/intranet access to records
MDLI	Medicalogic/ Medscape Inc.	Provider of digital health record systems and information to the healthcare industry. Medscape develops digital health record applications designed to improve healthcare through the timely delivery of clinical data and information to healthcare professionals and consumers.	Logician Internet, a subscription-based site that lets doctors store and manage medical records on the Web
QMDC	Quadramed Corp	Offers Web-enabled, secure product and service solutions that link the nation's hospitals to their diverse constituents, including payors, physicians, patients, insurers and governmental agencies.	Enterprise division sells hospital information systems (AFFINITY brand), also offers Business Management and Health Information Management
QSII	Quality Systems Inc.	Develops and markets integrated character-based healthcare information systems utilizing a UNIX operating system that automate medical and dental group practices, physician hospital organizations, management service organizations, community health centers and dental schools.	MicroMed Healthcare Information Systems division makes medical practice management software; its Clinitec International subsidiary sells software for capturing and storing medical records
SUNQ	Sunquest Info Systems Inc.	Provides health care information systems to large and mid-sized hospitals, clinics and other facilities, including integrated delivery networks comprised of multi-entity, multi-site health care organizations.	Systems integrate medical records from separate networks, automate laboratory, radiology, and pharmacy processes, monitor patient data, and manage commercial medical laboratory records.

While all of the guideline companies were involved in the healthcare information management industry, not all had the same combination of internet-based and traditional information management systems for healthcare organizations as MedPlus. The companies were also performing at a variety of levels from the standpoint of operating margin, annual revenue and earnings growth, annualized 3-month revenue to latest twelve months ("LTM") revenue, cash to LTM revenue, and days receivable outstanding.

COMPARABLE COMPANY ANALYSIS PUBLIC COMPANY METHOD

	Latest Twelve			Total Capitalization
	Months	Average	Total	To Latest
	Revenue	Stock Price	Capitalization	12 Mos.
Company	($ millions)	April 2001	($000s)	Revenue

Cerner Corporation	404.50	38.144	1,567.370	3.87
Cybear Group	5.00	0.347	5.340	1.07
Data Critical Corporation	17.80	1.662	25.570	1.44
Dynamic Healthcare Tech Inc.	27.10	0.595	15.790	0.58
Eclipsys Corporation	216.50	22.123	843.530	3.90
Healthcare.com Corporation	48.30	1.235	45.290	0.94
IDX Systems Corporation	341.90	19.870	567.670	1.66
Lanvision Systems Inc.	9.60	0.984	17.100	1.78
Medicalogic/Medscape Inc.	48.20	1.354	88.700	1.84
Quadramed Corporation	129.00	2.121	180.300	1.40
Quality Systems Inc.	38.00	10.414	61.730	1.62
Sunquest Information Systems Inc.	120.60	12.109	225.890	1.87

25th Percentile				1.32
Mean				1.83
Median				1.64
75th Percentile				1.85

KPMG Consulting divided enterprise value (defined as the market value of its common stock plus the book value of its senior securities and minority interests less cash) of each of the guideline companies by its latest reported twelve months revenue. All multiples were calculated using the closing stock prices as of March 30, 2001 and financial information of the guideline companies publicly available at the time. No multiples of EBIT or EBITDA or earnings available to common shareholders were calculated as MedPlus had negative EBIT, EBITDA, and net income for the relevant period. The revenue multiples were as follows:

TOTAL CAPITALIZATION TO:	LOW	1st Q'tile	MEAN	MEDIAN	3rd Q'tile	HIGH
REVENUE	0.58x	1.32x	1.83x	1.64x	1.85x	3.90x

KPMG Consulting compared the financial ratios of MedPlus to those of the guideline companies and determined that the MedPlus data more closely compared to the guideline companies with revenue multiples at the lower end of the range between the first and third quartiles. KPMG Consulting then applied this range of multiples to MedPlus' LTM revenue to arrive at an indicated reference range for MedPlus common stock of approximately $1.26 to $1.76 per share.

COMPARISON TO FINANCIAL RATIOS

	Operation	Annual Revenue	Annualized 3 Month to LTM	Cash to LTM	Days
Comparable Companies	Margin	Growth	Revenue	Revenue	Receivable

Cerner Corporation	4.3%	18.9%	118.3%	22.5%	169.64
Cybear Group	-5431.1%	1566.7%	96.0%	334.0%	569.40
Data Critical Corporation	-53.4%	87.4%	94.4%	111.8%	57.42
Dynamic Healthcare Tech Inc.	4.5%	-26.8%	94.5%	12.5%	132.08
Eclipsys Corporation	-12.1%	-13.2%	100.0%	9.6%	107.73
Healthcare.com Corporation	-31.5%	90.9%	102.7%	10.4%	105.04
IDX Systems Corporation	-2.5%	0.3%	114.7%	20.7%	132.48
Lanvision Systems Inc.	-24.7%	-8.6%	116.7%	89.6%	133.07
Medicalogic/Medscape Inc.	-147.5%	144.7%	142.7%	110.8%	121.16
Quadramed Corporation	12.0%	-46.2%	96.7%	37.0%	129.02
Quality Systems Inc.	9.9%	7.7%	108.4%	43.7%	159.44
Sunquest Information Systems Inc.	14.3%	-8.4%	107.1%	58.4%	108.35

MedPlus	-62.5%	-17.8%	88.3%	19.3%	148.98

25th Percentile	-37.0%	-9.7%	96.6%	18.6%	108.19
75 Percentile	5.9%	88.3%	115.2%	94.9%	139.66
Median	-7.3%	4.0%	104.9%	40.3%	130.55
Mean	-471.5%	151.1%	107.7%	71.7%	160.40

Guideline Transaction Approach. KPMG Consulting analyzed the purchase prices and the implied transaction multiples proposed to be paid, at the time of announcement, for a selected group of target companies in the healthcare information systems industry. These transactions included the acquisition of Mediconsult.com Inc. by Cybear Inc. and Data Dimensions Information Services by Acxiom Corporation. While the guideline transaction target companies did not have the same combination of internet-based and traditional information management systems for healthcare organizations as MedPlus, both of the guideline transaction target companies were involved in the information management industry and similar in size to MedPlus. Mediconsult.com operates a physician internet portal, and Data Dimensions provides data center management, application service enablement and e-business hosting services. Of the two target companies, Mediconsult.com is more closely comparable to MedPlus' own internet initiative.

KPMG Consulting compared the transaction value (defined as the proposed purchase price for the common equity plus the book value of senior securities and minority interests less cash) of each of the target companies to its latest twelve months revenue:

Acquiring Company	Target Company	Transaction Date	Last Twelve Months Revenue ($ mil.)	Transaction Value ($ mil.)	Implied Revenue Multiple

CyBear Group	Mediconsult.com, Inc.	4/3/01	$19.92	$3.15	0.16x
Acxiom Corp.	Data Dimensions (Information Services Group)	12/28/00	$9.30	$5.40	0.58x

Each revenue multiple from the two transactions selected were applied to the LTM revenue of MedPlus. Multiples were calculated based upon financial information available at the time the relevant transaction was announced. The indicated reference range for MedPlus common stock was approximately $0.14 to $0.51 per share.

Adjusted Book Value/Liquidation Analysis. MedPlus is a software development firm, with the bulk of its revenue derived from selling electronic patient record systems to hospitals. As such, its principal value is its ability to generate revenue as a going concern, not the value of its fixed assets. With this in mind, KPMG Consulting and MedPlus management reviewed the assets and liabilities of MedPlus to determine if the liquidation value of any assets were significantly higher than the book value of these assets, if any of the liabilities were less than the book value, or if there were significant off-balance sheet assets or liabilities. KPMG Consulting determined that there were no assets with liquidation value significantly above book value, and therefore, did not conduct appraisals of any of the MedPlus assets. KPMG Consulting determined, therefore, that the net book value of MedPlus was likely greater than the liquidation value of the collected assets, net of MedPlus' liabilities. As of April 30, 2001, the book value of MedPlus per common share (assuming conversion of the preferred to common) was approximately $0.53 per share. If the preferred shareholders were to exercise their preference rights, the book value to the common shareholders would be substantially less. Therefore, using an adjusted book value approach, the Quest Diagnostics offer price of $2.00 per share is fair from a financial point of view.

Analysis of MedPlus common stock trading prior to the transaction announcement. KPMG Consulting reviewed the trading range of the MedPlus common stock over the course of several periods prior to and after the announcement of the proposed acquisition by Quest Diagnostics. During the three month period prior to March 30, 2001, closing prices for MedPlus common stock ranged from $2 3/16 to $5 3/4.

On December 15, 2000, MedPlus filed its 10-QSB for the fiscal quarter ending October 31, 2000, indicating a cash balance of approximately $4.2 million. MedPlus' cash used by operating and investing activities for the three month period ended October 31, 2000 approximated $2.6 million. Accordingly, a cash burn rate analysis would indicate that MedPlus would face a significant cash shortfall in the second or third quarter of fiscal year 2002. However, the only stock research analyst covering MedPlus filed a report on January 15, 2001, estimating a cash burn rate of only $0.8 to $1.0 million per quarter, and estimating that MedPlus had adequate resources to finance operations until late fiscal 2002, when he predicted MedPlus would be cash flow positive. Further, the report indicated a 12-18 month target price of $11.00 per share.

MedPlus common stock closed at $3.50 on March 30, 2001. On April 1, 2001, we announced our need for capital to sustain operations and the Quest Diagnostics acquisition proposal. On April 2, 2001, MedPlus common stock price opened at $2 3/4 and closed at $1 13/16. KPMG Consulting concluded that in light of the lack of research coverage of MedPlus, the then existing financial condition of MedPlus was not fully reflected in our common stock price until after the April 2, 2001 announcement, and the Quest Diagnostics offer price of $2.00 per share, therefore, was fair from a financial point of view.

The summary set forth above of the analyses prepared by KPMG Consulting does not purport to be a complete description of KPMG Consulting's analyses. KPMG Consulting believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, KPMG Consulting made numerous assumptions with respect to our industry, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of value for MedPlus common stock do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty,

KPMG Consulting assumes no responsibility for their accuracy.

KPMG Consulting's opinion is provided for the information and assistance of the special committee of the board of MedPlus in connection with its consideration of the transaction. Its opinion does not constitute a recommendation to the board of directors or our stockholders as to whether or not to vote in favor of the transaction.

In connection with delivering its opinion dated as of the date of this proxy statement, KPMG Consulting performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KPMG Consulting did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services KPMG Consulting has been paid fees of $140,000. KPMG Consulting is not entitled to any fees which are dependent upon consummation of the merger. In addition, we have agreed to indemnify KPMG Consulting against certain liabilities.

Consequences of the Merger

After the effective time of the merger, our current shareholders, other than Quest Diagnostics, will cease to have any ownership interests in MedPlus or rights as MedPlus shareholders including in particular any interest in its net book value and net earnings. Therefore, our current shareholders, other than Quest Diagnostics, will not participate in any future earnings or losses and growth or decline of MedPlus. Our officers, directors and other affiliates, other than Quest Diagnostics, will likewise not have any percentage or dollar-denominated interest in the net book value and net earnings of MedPlus following consummation of the merger. During the fiscal quarter ended June 30, 2001, Quest Diagnostics adopted the equity method of accounting for its 18.3% investment in MedPlus and recorded a $1.5 million charge representing its cumulative share of equity losses in MedPlus through June 30, 2001. Upon the closing of the merger, Quest Diagnostics' 100% ownership interest in MedPlus will require Quest Diagnostics to consolidate all of MedPlus' operations and assets. Following consummation of the merger, Quest Diagnostics will have a 100% interest in the net book value and the net earnings of MedPlus.

Quest Diagnostics, Q-M Merger Sub and their affiliates will realize a number of benefits from the merger, including:

- They will secure access to the information technology and products of MedPlus which they presently lack and which are complementary to Quest Diagnostics' business.

- Quest Diagnostics, as the sole owner of MedPlus, would benefit from the approximately $150,000 in savings MedPlus would realize as a result of it no longer being subject to the reporting requirements under the Exchange Act or the listing requirements of Nasdaq.

However, Quest Diagnostics, Q-M Merger Sub and their affiliates will also experience certain detriments as a result of the merger, including:

- There is a substantial and ongoing cost associated with the further development of MedPlus' technology and products.

- Quest Diagnostics will have to fund expected continuing losses from operation of MedPlus in an unknown amount.

- Quest Diagnostics may be unable to retain a sufficient number of MedPlus employees.

As of June 30, 2001, MedPlus had approximately $20 million in net operating loss carryforwards. If, as is currently planned Quest Diagnostics makes an election pursuant to Section 338 of the Internal Revenue Code, these carryforwards will not be available to shelter future income. If Quest Diagnostics makes an election under Section 338, Quest Diagnostics would treat the transaction as a deemed sale of purchase of the assets of MedPlus (rather than as a stock transaction) and accordingly would receive a "stepped up" tax basis in the MedPlus assets. The net operating losses would be fully utilized against the tax gain generated by the deemed asset sale. If Quest Diagnostics does not make an election under Section 338, the net operating losses will be available to shelter future income; however, only approximately 5% of the net operating losses (or approximately $1 million) could be used in any year to shelter income for such year until the losses are used in full.

Likewise, our unaffiliated shareholders will realize certain benefits and detriments from the merger. The principal benefit is the fact that they will receive some value for their shares, rather than the probable alternative of losing their entire investment due to MedPlus' inability to remain in existence. The principal detriments are their loss of any potential to share in any future increase in value of MedPlus and the fact that the merger price is in most cases substantially less than their initial purchase price for their MedPlus stock.

As a result of the merger, MedPlus will be a wholly owned subsidiary of Quest Diagnostics and there will be no public market for its common stock. MedPlus common stock will be delisted from the Nasdaq National Market. In addition, registration of the common stock under the Exchange Act will be terminated. Such termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and proxy or information statement disclosure in connection with shareholders meetings, no longer applicable to MedPlus. After the merger, MedPlus will no longer be required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act and intends to suspend its obligation to do so.

When the merger becomes effective, the directors of MedPlus will be replaced with the directors of Q-M Merger Sub and our current officers will initially continue to be the officers of MedPlus. Quest Diagnostics has informed us that it expects to appoint additional officers to MedPlus upon consummation of the merger. Furthermore, certain employees of MedPlus will amend their current employment agreements and remain employees of MedPlus upon consummation of the merger. Please see the section entitled "Executive Compensation - Employment Agreements," page 55.

Quest Diagnostics has informed us that upon consummation of the merger, our operations will initially be conducted substantially as they are currently being conducted, subject to such changes as Quest Diagnostics may determine after the consummation of the merger as it deems to be necessary or appropriate from time to time. Quest Diagnostics expects to make significant capital contributions to MedPlus after consummation of the merger so that we will be able to successfully implement our business strategy. Quest Diagnostics has already made available to us a credit facility in the amount of up to $5 million. Please see the section entitled "Certain Related Agreements - Credit Agreement," page 41.

Quest Diagnostics has informed us that upon consummation of the merger, Quest Diagnostics' consolidated financial statements will include the operations and accounts of MedPlus, including its net earnings (loss), and that Quest Diagnostics will account for the merger under the purchase method of accounting.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. The board of directors is aware of the conflicts and has considered them in addition to the other matters described under "Special Factors - Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger" when it approved the merger agreement and recommended that shareholders vote in favor of the merger.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present II, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock, and warrants to purchase 25,000 shares of MedPlus common stock and 987,106 shares of MedPlus preferred stock.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present II, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options. Please see the section entitled "Executive Compensation - Employment Agreements," page 55.

Accounting Treatment

We understand that the merger will be accounted for by Quest Diagnostics as a "purchase" under generally accepted accounting principles in the United States.

Certain Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of the merger to shareholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such shareholder. The summary is based on the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, possibly with retroactive effect. The summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement and the merger. It does not discuss all of the particular consequences that may be relevant to shareholders entitled to special treatment under federal income tax law (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). In addition, no information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

You are urged to consult with your own tax advisor regarding the tax consequences of the merger in light of your particular circumstances.

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to the exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the common stock or preferred stock for more than one year as of the effective time of the merger.

Payments in respect of common stock or preferred stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a shareholder if such shareholder complies with certain reporting and certification procedures or otherwise demonstrates to the satisfaction of the paying agent under the merger agreement that he or she is exempt from backup withholding.

Pursuant to the merger agreement, we will cancel each outstanding stock option immediately prior to the merger and each holder of an option will receive the consideration described under "The Merger Agreement - Stock Options," page 34. Each holder of an option will recognize ordinary income (subject to applicable tax withholding) on any amounts received in exchange for the cancellation of such option.

Sources and Amount of the Merger Consideration

The total amount of funds to be used in acquiring the securities of MedPlus not already owned by Quest Diagnostics and effecting the merger is approximately $17,600,000. Those funds will be provided from Quest Diagnostics' working capital.

Expenses and Fees

MedPlus and Quest Diagnostics will each be responsible for their respective legal, accounting, financial advisor, experts, consultant and miscellaneous expenses. We will be responsible for the expenses associated with preparing and mailing the proxies to our shareholders. Estimated fees and expenses to be incurred by MedPlus are as follows:

Advisory fees and expenses	$140,000
Legal fees and expenses	$225,000
Accounting fees and expenses	$5,000
Filing fees (Securities and Exchange Commission)	$5,300
Printing and solicitation fees and expenses	$30,000
Miscellaneous	$7,200

Total	$412,500

We have agreed to pay Quest Diagnostics a fee of $1,000,000 in the event that:

- the merger agreement is terminated (i) by Quest Diagnostics, upon our breach of any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of MedPlus becomes untrue, in either case such that the conditions in the merger agreement would not be satisfied, if such breach is not cured within 20 business days; (ii) by either party, if the merger agreement is not adopted by, and the merger is not approved by, our shareholders; or (iii) by Quest Diagnostics, if our board of directors fails to recommend or withdraws, modifies or changes its approval or recommendation of the merger agreement and the merger or fails to call the shareholders' meeting; and

- within 18 months after such termination, we complete any (i) sale of all or any portion of our business or assets; (ii) sale of 20% or more of any class of our equity securities; (iii) tender offer or exchange offer that would result in any person owning 20% or more of any class of our equity securities; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction.

We have also agreed to pay Quest Diagnostics the fee if Quest Diagnostics terminates the merger agreement because our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of this agreement for details about this transaction and the terms and conditions of the merger.

Effective Time of the Merger

The merger will become effective when MedPlus and Q-M Merger Sub file a certificate of merger with the Ohio Secretary of State. The parties will file the certificate of merger on the third business day after the satisfaction or waiver of all of the conditions set forth in the merger agreement. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived.

The Merger

The merger agreement provides for the merger of Q-M Merger Sub with and into MedPlus, with MedPlus as the surviving corporation. As a result of the merger, the separate corporate existence of Q-M Merger Sub will cease and MedPlus will become a wholly-owned subsidiary of Quest Diagnostics.

Upon completion of the merger, the articles of incorporation of MedPlus and the regulations of Q-M Merger Sub, as in effect immediately prior to the merger, will be the articles of incorporation and regulations of the surviving corporation. The directors of Q-M Merger Sub immediately prior to the merger will be the directors of the surviving corporation and the officers of MedPlus immediately prior to the merger will be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, without any action on the part of the shareholders, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and converted into the right to receive $2.00 in cash. You will no longer have any rights with respect to your shares of common stock and preferred stock, except the right to receive $2.00 in cash per share upon the surrender of your stock certificates as described below. Shareholders are not entitled to receive any interest on such consideration.

Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation.

Surrender of Stock Certificates

After the merger is effective, you will be requested to return your certificate(s) for common stock and preferred stock to Quest Diagnostics' paying agent in order to receive an amount equal to $2.00 in cash per share. Quest Diagnostics' paying agent will mail you a form of a letter of transmittal and instructions on how to surrender your certificate(s) representing shares of common stock and preferred stock.

In the event your certificate(s) has been lost, stolen or destroyed, you may instead deliver to the paying agent an affidavit that such certificate(s) has been lost, stolen or destroyed. The paying agent will deliver $2.00 per share in exchange for such lost, stolen or destroyed certificate(s), provided that the person receiving such payment indemnifies the surviving corporation in a manner satisfactory to it against any claim that may be made against the surviving corporation with respect to the certificate(s) claimed to have been lost, stolen or destroyed.

If the payment of $2.00 per share is to be made to a person other than the person in whose name the surrendered certificate(s) is registered on our stock transfer books, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay any applicable transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate(s).

If you do not surrender your certificate(s) within six months following the effective time of the merger, you will be treated as a general creditor of the surviving corporation with respect to any consideration that may be payable upon the surrender of your certificate(s).

Please do not return your certificates to MedPlus, Quest Diagnostics or the paying agent until you are specifically instructed to do so by Quest Diagnostics. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Stock Options

The merger agreement provides that currently outstanding MedPlus stock options will be cancelled and the holders thereof will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option.

Subsequent to the execution of the merger agreement, Quest Diagnostics and MedPlus have determined that the holders of MedPlus stock options will also be offered one of the following:

- For each MedPlus option with an exercise price less than $2.50, whether vested or unvested, Quest Diagnostics will offer to convert the MedPlus option into an equivalent Quest Diagnostics stock option grant. Consistent with the original grant terms, the options will be immediately vested and exercisable as a result of the change in control. The formula for determining the number of Quest Diagnostics options is based upon the exercise price of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. Under this alternative, assuming a market price of $60 per share for Quest Diagnostics common stock, options to purchase an aggregate of approximately 11,400 shares of Quest Diagnostics common stock would be issued at an average exercise price of $58.58 per share to replace options to purchase an aggregate of approximately 340,000 shares of MedPlus common stock with a weighted average exercise price of $1.95 per share; or

- For all MedPlus options with an exercise price greater than $2.50, whether vested or unvested, the options will be cancelled and will be replaced with a new grant of Quest Diagnostics stock options. The formula for determining the number of Quest Diagnostics options is based upon the exercise price and expiration date of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. The exercise price for each of those replacement grants will be set equal to the fair market value of the Quest Diagnostics common stock at the effective time of the merger and will be subject to new vesting restrictions. Under this alternative, assuming a market price of $60 per share for Quest Diagnostics common stock, options to purchase an aggregate of approximately 48,000 shares of Quest Diagnostics common stock would be issued at $60 per share to replace options to purchase an aggregate of approximately 1.2 million shares of MedPlus common stock with exercise prices greater than $2.50 per share.

Subject to the foregoing, all outstanding employee stock options will be treated equally, including options held by officers of MedPlus. However, new options to acquire Quest Diagnostics common stock will be issued to certain officers of MedPlus. See pages 55-57. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger.

Warrants

At or following the effective time of the merger, the holder of each issued and outstanding common stock warrant of MedPlus, other than Quest Diagnostics Ventures, that is exercisable prior to the effective time will be entitled to receive in settlement and cancellation of such common stock warrant, upon exercise of such common stock warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock issuable upon exercise of such warrant and (ii) $2.00. Quest Diagnostics has informed us that it intends to cancel the warrant for common stock held by Quest Diagnostics Ventures upon consummation of the merger. All MedPlus warrants are fully vested. All warrants for MedPlus preferred stock will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants. The exercise price for all warrants for MedPlus preferred stock is $1.66 per share.

Representations and Warranties

The merger agreement contains various representations and warranties of MedPlus relating to, among other things:

- the corporate authority, due organization and qualification of MedPlus and our subsidiaries;

- the corporate authority, due organization and qualification of our subsidiaries;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the articles of incorporation or regulations of MedPlus and our subsidiaries, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- the authorized capital stock of MedPlus and the number of shares of MedPlus common stock and preferred stock issued and outstanding, held in the treasury of MedPlus and reserved for future issuance in respect of options and warrants;

- the reports and other documents filed with the Securities and Exchange Commission and the accuracy of the information in such reports and documents;

- the compliance of our financial statements with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission and the preparation of the financial statements in accordance with U.S. GAAP;

- the absence of certain changes or events in our business since January 31, 2001;

- marketable title to assets;

- compliance with applicable law;

- the validity of, and the absence of material defaults under, certain contracts and licenses;

- the ownership of, and the absence of any conflict or infringement with respect to our intellectual property;

- the absence of litigation;

- the identity of our customers, the amount of gross revenue received from such customers during our prior fiscal year and the amount of gross revenue MedPlus expects to receive from such customers pursuant to existing agreements;

- employee benefit plans and related matters;

- the types and amounts of insurance coverage maintained by MedPlus;

- the filing of tax returns, the accuracy of tax returns, the payment of taxes and other tax matters;

- the compliance with environmental laws and other environmental matters;

- related party transactions;

- accounts receivable;

- the valuation and condition of inventories;

- voting agreements;

- the inapplicability to the merger of the Ohio takeover law; and

- the absence of any fee or commission in connection with the merger.

The merger agreement contains various representations and warranties of Quest Diagnostics relating to, among other things:

- the corporate authority, due organization and qualification of Quest Diagnostics and its significant subsidiaries;

- the business and operations of Q-M Merger Sub;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the certificate of incorporation or by-laws of Quest

Diagnostics or articles of incorporation or regulations of Q-M Merger Sub, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- financing to consummate the merger; and

- the absence of any fee or commission in connection with the merger.

Conduct of the Business Pending the Merger

We have agreed that, from the date of the merger agreement until the completion of the merger, we will (i) conduct business in the ordinary course in a manner consistent with past practice and in compliance with applicable laws; (ii) use our reasonable best efforts to preserve intact our business organization and significant business relationships and retain the services of our current officers, employees and consultants; and (iii) perform all covenants and agreements contained in the Credit Agreement.

In addition, except as expressly contemplated by the merger agreement or specified in a schedule thereto, we have agreed that, without the consent of Quest Diagnostics, we will not, among other things:

- amend or change our articles of incorporation or regulations;

- issue, sell, pledge, grant or create an encumbrance on, or authorize the issuance, sale, pledge, grant or creation of an encumbrance on (i) any shares of our capital stock or any options, warrants, convertible securities or other rights to acquire any shares of capital stock or any other ownership interest of MedPlus or our subsidiaries, except for the issuance of shares upon the exercise of the options or warrants listed in the schedules to the merger agreement to the extent such options and warrants are vested and exercisable, or (ii) any material assets of MedPlus or our subsidiaries, except for sales of inventory in the ordinary course of business and in such a manner consistent with past practice.

- authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

- reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire any of our capital stock or any security exercisable for or convertible into any of our capital stock;

- acquire any interest in any corporation, partnership or other business organization or any division thereof or acquire any assets, other than purchases of inventory and supplies in the ordinary course of business consistent with past practice;

- incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, or make any loans or advances, except for borrowings under the Credit Agreement;

- enter into any material contract or agreement or modify, amend or terminate any material contract, other than modifications, amendments or terminations in the ordinary course of business consistent with past practice;

- authorize any capital expenditure in excess of $5,000 individually or $75,000 in the aggregate;

- increase the compensation payable to our officers or employees, pay any bonus (other than sales commissions in the ordinary course of business consistent with past practice or pursuant to agreements in existence upon execution of the merger agreement for bonus payments not in the aggregate in excess of the total of the amount set forth in the schedules to the merger agreement) or grant any severance to or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, policy or arrangement for the benefit of any director, officer or employee;

- take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to the accounting policies or procedures;

- except with respect to trademarks in the ordinary course of business and consistent with past practice, (i) grant any license of our intellectual property, (ii) develop any intellectual property jointly with any third party or (iii) disclose any confidential intellectual property or other confidential information, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed information is subject to a confidentiality agreement prohibiting further disclosure or unauthorized use;

- waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options or authorize cash payments in exchange for any options;

- settle any material claim, suit, proceeding or investigation;

- take any action that would, or is reasonably likely to, result in any of the representations or warranties of MedPlus becoming untrue or in any of the conditions to the merger not being satisfied;

- make or revoke any tax election, change any tax accounting methods or settle or compromise any material federal, state, local or foreign tax liability or take any action with respect to the computation of taxes or the preparation of tax returns that is inconsistent with past practice; and

- enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would violate any of the foregoing.

Additional Agreements

In the merger agreement, we have agreed to certain undertakings and covenants:

- Access to Information. Until the closing of the merger, we will provide the officers, employees, agents and representatives of Quest Diagnostics with reasonable access to our facilities, books and records and to our officers, employees, agents and representatives who have knowledge relating to MedPlus and our subsidiaries. We also will furnish to the officers, employees, agents and representatives of Quest Diagnostics such additional information as Quest Diagnostics may reasonably request.

- Proxy Statement. We agreed to cooperate with Quest Diagnostics in the preparation of a proxy statement to be sent to our shareholders and to file the proxy statement with the Securities and Exchange Commission as soon as practicable after the execution of the merger agreement and use our best efforts to have the proxy statement cleared by the Securities and Exchange Commission.

- Shareholders' Meeting. We will take all action necessary to call and hold an annual or special meeting of shareholders for the purpose of obtaining shareholder approval and adoption of the merger agreement and the merger.

- No Solicitation of Transactions. We will not, and will cause our affiliates and our affiliates' officers, directors, employees, financial advisors, consultants, attorneys, accountants and other representatives not to, directly or indirectly (i) solicit, initiate, encourage or facilitate the making of any proposal relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries; (ii) engage in discussions or negotiations with any person with respect to such a proposal; (iii) disclose any nonpublic information or afford access to our properties, books or records to any person that has made or to our knowledge may be considering making such a proposal; (iv) approve or recommend any such proposal; or (v) execute or enter into any letter of intent or other agreement in connection with any such proposal. However, prior to receipt of the requisite shareholder approval and adoption of the merger agreement and the merger, we may furnish information on a confidential basis to and participate in discussions or negotiations with a person making such a proposal if we receive an unsolicited proposal and the board of directors determines in good faith (after consultation with outside counsel) that the proposal may result in a more favorable alternative to the shareholders and that the board of directors is required by its fiduciary duties under Ohio law to authorize MedPlus to participate in such discussions or negotiations. We will promptly notify Quest Diagnostics after receipt of any such proposal or any amendment or change in any such proposal, or any request for nonpublic information or for access to our properties, books or records by any person that has made or is considering making any such proposal. We agreed to terminate all discussions and negotiations with any persons other than Quest Diagnostics that took place prior to the execution of the merger agreement.

Conditions to Completing the Merger

The obligations of MedPlus and Quest Diagnostics to complete the merger are subject to the satisfaction or waiver of the following conditions:

- no governmental authority has issued or entered an order which has the effect of making the merger illegal or otherwise prohibiting the merger;

- all required shareholder approvals are obtained;

- all representations and warranties of the other party contained in the merger agreement are true and correct in all material respects at the effective time of the merger;

- the other party has performed or complied, in all material respects, with all agreements and covenants required by the merger agreement to be performed or complied with prior to the effective time of the merger; and

- all documents and instruments required by the merger agreement have been delivered.

The obligation of Quest Diagnostics to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

- all consents, approvals and authorizations of governmental authorities necessary to complete the merger have been received;

- no material adverse effect with respect to MedPlus has occurred;

- all shareholders and affiliates of MedPlus have repaid any loans or other indebtedness to MedPlus (other than travel advances less than $10,000 in the aggregate);

- appraisal rights have not been perfected, asserted or demanded with respect to more than 7% of the aggregate number of shares of common stock and preferred stock of MedPlus;

- all required legal opinions have been received; and

- all employment agreements with certain key officers of MedPlus have been executed by such officers and have been received.

All of the conditions set forth above may be waived. MedPlus will not waive, however, the condition regarding the absence of a governmental order which has the effect of making the merger illegal or otherwise prohibiting the merger and the condition regarding obtaining the shareholder approval. In the event MedPlus waives a material condition to the merger agreement and the merger that will have the effect of reducing the merger consideration payable to MedPlus shareholders under the merger agreement, MedPlus will amend the proxy statement and resolicit proxies from its shareholders.

Termination

MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- the merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it, in which case such party will not have the right to terminate the merger agreement under such provision;

- a governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- the other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- the shareholders do not approve the merger agreement and the merger, unless the failure to obtain such shareholder approval is caused by or related in any way to MedPlus' breach of the merger agreement, in which case MedPlus will not be able to terminate under such provision.

Quest Diagnostics also may terminate the merger agreement if (i) the board of directors fails to recommend or withdraws or changes, in a manner adverse to Quest Diagnostics or Q-M Merger Sub, its approval or recommendation of the merger agreement or the merger, or fails to call the annual meeting or resolves to do any of the foregoing, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Indemnification

The regulations of the surviving corporation in the merger will contain the provisions set in Article VI of our regulations as of the date of the execution of the merger agreement. For a period of six years following the effective time of the merger, those provisions will not be modified or repealed in any manner that would adversely affect the rights of the individuals who served as our directors and officers at or at any time prior to the merger. During such six year period, Quest Diagnostics has agreed to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation as set forth in the merger agreement.

Amendment and Waiver

The merger agreement may not be amended except by an instrument in writing signed by all parties thereto or a waiver. A waiver will be valid only if it is set forth in an instrument in writing signed by the party to be bound. No waiver of a term or condition will be deemed to be a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of the merger agreement.

CERTAIN RELATED AGREEMENTS

Voting Agreement

As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44.5% of the outstanding shares of common stock and preferred stock treated as a single class entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. The following shareholders entered into the voting agreement: Cahill, Warnock Strategic Partners Fund, LP, Strategic Associates, LP, The Keys Irrevocable Trust, The Keys Plus Irrevocable Trust, Richard A. Mahoney and Philip S. Present II. Those shareholders, together with Quest Diagnostics, which owns approximately 18.3% of the outstanding voting shares of MedPlus, hold approximately 62.8% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve and adopt the merger agreement and approve the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of the unaffiliated MedPlus shareholders. For more details on the voting arrangement, you should read the voting agreement that is attached hereto as Appendix D.

Employment Agreements

At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options. Please see the section entitled "Election of Directors - Executive Compensation," page 53 for more information.

Credit Agreement

Simultaneously with the execution of the merger agreement, MedPlus and Quest Diagnostics entered into a secured credit agreement. Pursuant to the credit agreement, Quest Diagnostics has agreed to loan MedPlus up to $5,000,000. Each advance must be in an aggregate amount of $500,000 or a multiple of $50,000 in excess of $500,000. We must repay the outstanding principal amount of the advances on the earlier of February 1, 2002 or the date of termination of the lender's commitment pursuant to the credit agreement. We must pay interest on the unpaid principal amount of each advance at the following rates per annum: (i) during the first three months of the credit agreement, at a rate per annum equal to 10%, and (ii) during each subsequent three month period, such rate shall be increased by 1%, payable quarterly in arrears. We may prepay amounts under the credit agreement upon three business days notice to Quest Diagnostics. However, any partial prepayment must be in an aggregate principal amount of $500,000 or a multiple of $50,000 in excess of $500,000. The advances under the credit agreement are secured by all of the assets of MedPlus and our subsidiaries. We will use the proceeds from advances under the credit agreement for working capital purposes prior to the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

MedPlus, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders. A copy of Section 1701.85 of the Ohio General Corporation Law is attached to this document as Appendix B. Any shareholder that disagrees with the merger and wishes to receive the fair cash value of his or her shares has the right to dissent from the merger and receive the fair cash value of his or her shares as long as the shareholder complies with all of the provisions of Section 1701.85 of the Ohio General Corporation Law. A summary of Section 1701.85 of the Ohio General Corporation Law, including the steps that must be taken in order to perfect a shareholder's dissenters' rights, can be found in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 10.

SELECTED HISTORICAL FINANCIAL INFORMATION

MedPlus common stock is currently traded on the Nasdaq National Market under the symbol "MEDP." For the first quarter of fiscal 2002, the high sale price for MedPlus common stock was $5.2188 and the low sale price was $1.30. For the high and low sales prices for each quarter during the past two years, please see Item 5 "Market for Registrant's Common Equity and Related Stockholder Matters" of our Annual Report on Form 10-KSB for fiscal 2001, which is incorporated by reference into this proxy statement.

MedPlus has not declared or paid any dividends with respect to its common stock in the past two years. With respect to MedPlus preferred stock, during the past two years, MedPlus has paid a cumulative dividend quarterly at a rate of 4% per share. The value of the quarterly dividend is $41,000 and this amount is payable in cash or in shares, at the request of the holder.

Set forth below is information concerning our ratio of earnings to fixed charges. For this purpose, earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense, premiums and discounts related to indebtedness, rental interest and preference securities dividends. Preferred stock dividends consist of the amount of pretax earnings required to pay the dividends on outstanding preference securities.

Three Months Ended April 30,	Fiscal Year End
	2001	2001	2000
Ratio of earnings to fixed charges	-54.1x	-10.1x	14.1x

The book value per share of MedPlus common stock as of April 30, 2001 was $0.67.

ELECTION OF DIRECTORS

In addition to voting on the merger agreement, you will be asked at the annual meeting to elect eight directors to serve until the completion of the merger or, if the merger is not completed, until the 2002 annual meeting of shareholders.

Our board of directors currently consists of eight directors. Directors are elected annually and serve for one year terms. The nominees proposed for election, Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Martin A. Neads, Philip S. Present II, Edward Cahill, Edward L. Samek and Kenneth W. Freeman, are currently serving as members of the board of directors. While the board of directors has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to serve as a director, should any nominee so refuse or become unable to serve, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the board of directors.

The eight nominees receiving the most votes will be elected as directors. Proxies that are returned to MedPlus will be voted in favor of the eight nominees listed above unless otherwise instructed by the shareholders.

The board of directors recommends that the shareholders vote "FOR" the election of the nominees named in this proxy statement.

Information with Respect to Directors and Executive Officers

The following table sets forth the names of our directors and executive officers, their ages, their principal occupations and employment for the past five years, certain directorships held by each, their positions with MedPlus and the year in which each director became a director of MedPlus. The term of each director listed below will expire at the annual meeting.

Name	Age	Principal Occupation	Positions Held With MedPlus	Director Since	Executive Officer Since
Richard A. Mahoney	54	Chairman of the Board and Chief Executive Officer of MedPlus1	Chairman, Chief Executive Officer and Director	1991	1991
Robert E. Kenny III	45	General Counsel and Secretary of MedPlus2	Secretary and Director	1991	N/A
Paul J. Stein	54	Marketing Consultant/ Manufacturer's Representative3	Director	1991	N/A
Martin A. Neads	52	Executive Director and Business Consultant, European IT Solutions, Ltd.4	Director	1998	N/A
Philip S. Present II	51	President and Chief Operating Officer of MedPlus5	President, Chief Operating Officer and Director	1997	1995
Edward L. Cahill	48	President and Chief Executive Officer, HLM Management6	Director	1999	N/A
Edward L. Samek	64	Former Vice Chairman and Director, MedQuist Inc.7	Director	2000	N/A
Kenneth W. Freeman	50	Chairman and Chief Executive Officer, Quest Diagnostics8	Director	2000	N/A
Paul F. Albrecht	45	Vice President and Chief Technology Officer of MedPlus9	Vice President and Chief Technology Officer	N/A	1994
J. Richard Hill	58	Vice President of Professional Services of MedPlus10	Vice President of Professional Services	N/A	2000
Daniel A. Silber	52	Vice President of Finance and Chief Financial Officer of MedPlus11	Vice President of Finance and Chief Financial Officer	N/A	1995
Peter W. Stephan	45	Vice President of Sales and Marketing of MedPlus12	Vice President of Sales and Marketing	N/A	2000
Thomas R. Wagner	37	Vice President of Strategic Planning of MedPlus13	Vice President of Strategic Planning	N/A	1999

1 Mr. Mahoney's business address is 8805 Governor's Hill Drive #100, Cincinnati, Ohio 45249. Mr. Mahoney's country of citizenship is U.S.A.

2 Mr. Kenny has served as the Secretary of MedPlus since February 1991. Prior to becoming General Counsel for MedPlus in September 2000, Mr. Kenny was a self-employed attorney practicing in the areas of taxation, mergers and acquisitions and corporate law for more than five years. Mr. Kenny's business address is 2367 Loyola Road, University Heights, Ohio 44118. Mr. Kenny's country of citizenship is U.S.A.

3 Mr. Stein has been self-employed as a marketing consultant and manufacturer's representative for Cleveland Promotion Products in Rocky River, Ohio since October 1990. Cleveland Promotional Products is a company that markets promotional items to businesses showing company's name, logo or slogan. Cleveland Promotional Products' address is 20575 Center Ridge Road #460, Rocky River, Ohio 44116. Mr. Stein's country of citizenship is U.S.A.

4 European IT Solutions, located in the United Kingdom, is a software consultancy firm and its address is Clarmont House, 18 Pasture Road, Letchworth Herts England 5G63LP. Prior to joining European IT Solutions in 1996, Mr. Neads was Vice President and General Manager of Operations and Senior Vice President and General Manager of the Software Products Division for Structural Dynamics Research Corporation for more than five years. Structural Dynamics Research Corporation's address is 2000 Eastman Drive, Milford, Ohio 45140. Mr. Neads has been a board member of Mansoft Ltd., located at Claremont House 18, Pasture Road, Letchworth Herts, England 566-3LP, since February 1998. Mr. Neads has also been a board member of BosHaus Systems, located at Paul-Heyse-Strasse 6, 80336, Munich, Germany, since January 2001. Mr. Neads' country of citizenship is United Kingdom.

5 Mr. Present's business address is 8805 Governor's Hill Drive #100, Cincinnati, Ohio 45249. Mr. Present's country of citizenship is U.S.A.

6 HLM Management is a public equity and venture capital investment firm and its address is 222 Berkley Street, 21st Floor, Boston, MA 02116. Prior to joining HLM Management in March 2000, Mr. Cahill was a founding partner of Cahill, Warnock & Company (now known as Camden Partners) from June 1995 to March 2000, a private equity firm located at One South Street, Baltimore, Maryland 21202. Mr. Cahill's country of citizenship is U.S.A.

7 Mr. Samek was the Chairman and Chief Executive Officer of The MRC Group from 1995 to 1998, prior to its acquisition by MedQuist in December 1998. MedQuist is the largest provider of electronic medical transcription services to hospitals, clinics and group practices and its address is 5 Greentree Centre, Marlton, New Jersey. Mr. Samek has been an independent consultant since December 1998. Mr. Samek is a director of the Medical Transcription Industry Alliance located at 711 Broadway East #7, Seattle, Washington 98102 and served as its president from 1996 to 1999. Mr. Samek's country of citizenship is U.S.A.

8 Mr. Freeman has been President and Chief Executive Officer of Quest Diagnostics since 1995 and was elected Chairman of the Board in 1996. Quest Diagnostics' address is One Malcolm Avenue, Teterboro, NJ 07608. Mr. Freeman is also a board member of TRW, Inc. TRW, Inc.'s principal business is the design, manufacture and sale of products and the performance of systems engineering, research and technical services in the automotive and aerospace information systems markets and its address is 1900 Richmond Road, Cleveland, Ohio 44124. Mr. Freeman's country of citizenship is U.S.A.

9 Mr. Albrecht's business address is 8805 Governor's Hill Drive #100, Cincinnati, Ohio 45249. Mr. Albrecht's country of citizenship is U.S.A.

10 Prior to joining MedPlus in November, 2000, Mr. Hill served in a variety of positions with Structural Dynamics Research Corporation, a software development company, for more than five years, including Director of PDM Services, Director of Solution Services and most recently as Director of e-Services Programs. Structural Dynamics Research Corporation's address is 2000 Eastman Drive, Milford, Ohio 45140. Mr. Hill's country of citizenship is U.S.A.

11 Mr. Silber's business address is 8805 Governor's Hill Drive #100, Cincinnati, Ohio 45249. Mr. Silber's country of citizenship is U.S.A.

12 Prior to joining MedPlus in February 2000, Mr. Stephan served as General Manager of the Healthcare Division for Wallace Computer Services, which specializes in software label printing, for more than five years. Wallace Computer Services' address is 2275 Cabot Drive, Lisle, Illinois 60532. Mr. Stephan's country of citizenship is U.S.A.

13 Prior to joining MedPlus in June 1999, Mr. Wagner spent from August 1996 to December 1998 as Chief Technology Officer of DiaLogos Incorporated, a previously-owned subsidiary of MedPlus specializing in education and training. Prior to his work at DiaLogos, Mr. Wagner served as Director of Advanced Research and Development with Cincom Systems, Inc., a leading software development company from December 1991 to July 1996. Cincom Systems' address is 2300 Montana Avenue, Cincinnati, Ohio. Mr. Wagner's country of citizenship is U.S.A.

Our President, Chief Operating Officer and Director, Philip S. Present II, was an audit partner with the accounting firm KPMG LLP prior to joining MedPlus in 1995. In such capacity he served as the engagement partner for a client of KPMG during 1993. In 1995 that client restated its financial statements for the years 1992 and 1993 as a result of its allegedly having reported premature and fictitious revenue for such years. In April 1997, the Securities and Exchange Commission settled a civil proceeding in the United States District Court for the Southern District of Ohio against that client and five of its former senior officers. The client consented to a permanent injunction and the former officers consented to both permanent injunctions and a total of approximately $1.5 million in monetary penalties. One of the former officers also pleaded guilty to related criminal charges. In a separate administrative proceeding also concluded in April 1997, Mr. Present and another former KPMG partner voluntarily consented to a cease and desist order arising out of the conduct of the audits of the client's financial statements without admitting or denying any of the allegations of the Securities and Exchange Commission. As a result of the order, Mr. Present was prohibited from practicing as an accountant before the Securities and Exchange Commission for a period of 30 months. The order does not affect his current duties with MedPlus or his ability to serve as a director of a publicly-held company. Mr. Present voluntarily consented to the order in order to avoid the expense and time burden of prolonged contested proceedings.

Security Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owner

Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who, directly or indirectly, has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by MedPlus to have been the beneficial owners, as of August 27, 2001, of 5% or more of the 8,177,767 shares of our common stock or 2,371,815 shares of our preferred stock outstanding as of such date:

Title of Class	Name and Address of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class2

Common Stock	Richard A. Mahoney 8598 Twilight Tear Drive Cincinnati, OH 45249	2,971,957 shares owned beneficially3	34.22%

Common Stock	The Keys Plus Irrevocable Trust 8598 Twilight Tear Drive Cincinnati, OH 45249	690,938 shares owned beneficially4	8.36%

Common Stock	The Keys Irrevocable Trust 8598 Twilight Tear Drive Cincinnati, OH 45249	690,937 shares owned beneficially4	8.36%

Common Stock	Kenneth Freeman One Malcolm Avenue Teterboro, NJ 07608	9,474,807 shares owned beneficially5	70.60%

Common Stock	Quest Diagnostics Incorporated Quest Diagnostics Ventures LLC One Malcolm Avenue Teterboro, NJ 07608	9,474,807 shares owned beneficially5	70.60%

Common Stock	Edward L. Cahill 222 Berkley Street 21st Floor Boston, MA 02116	3,414,173 shares owned beneficially6	29.66%

Common Stock	Cahill, Warnock Strategic Partners, L.P Strategic Associates, L.P 222 Berkley Street 21st Floor Boston, MA 02116	3,407,923 shares owned beneficially and of record8	29.60%

Series A Preferred Stock	Edward L. Cahill 222 Berkley Street, 21st Floor Boston, MA 02116	3,301,084 shares owned beneficially7	98.28%

Series A Preferred Stock	Cahill, Warnock Strategic Partners, L.P. Strategic Associates, L.P 222 Berkley Street 21st Floor Boston, MA 02116	3,301,084 shares owned beneficially and of record8	98.28%

1  The persons and entities named in the above table had, at August 27, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and except as described in other footnotes to this table. For purposes of this table, stock options, warrants and convertible preferred stock were considered to be exercisable or convertible, as the case may be, if by their terms they could have been exercised or converted as of August 27, 2001 or if they become exercisable or convertible on or before November 25, 2001.

2  Percentages of class beneficial ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of August 27, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before November 25, 2001.

3  Total consists of (i) 827,725 shares which are owned by Mr. Mahoney; (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan; (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family; (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power; (v) 257,700 shares, 7,500 shares of which are shares subject to options exercisable on or before November 25, 2001, as to which Mr. Mahoney has sole voting power as proxy; and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of August 27, 2001 or on or before November 25, 2001.

4  These shares also are included in the shares shown as beneficially owned by Mr. Mahoney.

5 Total consists of (i) 1,918,465 shares of common stock held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer; (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer; and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

6 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal; (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock on a share for share basis; (iii) 6.250 shares of common stock subject to options exercisable by Mr. Cahill; (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock on a share for share basis; and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

7 Total consists of (i) 2,313,978 shares of preferred stock owed by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001.

8 These shares also are included in the shares shown as beneficially owned by Mr. Cahill.

Management

The following table sets forth the beneficial ownership of our common stock and preferred stock by our directors and executive officers and the directors and executive officers as a group, as of August 27, 2001:

Title of Class	Name and Position of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class

Common Stock	Richard A. Mahoney Chairman of the Board, Chief Executive Officer and Director	2,971,957 shares owned beneficially2	34.22%

Common Stock	Edward L. Cahill Director	3,414,173 shares owned beneficially3	29.66%

Common Stock	Paul J. Stein Director	308,500 shares owned beneficially4	3.77%

Common Stock	Philip S. Present II President, Chief Operating Officer and Director	225,089 shares owned beneficially5	2.70%

Common Stock	Peter W. Stephan Vice President of Sales and Marketing	8,334 shares owned beneficially6	0.10%

Common Stock	Paul F. Albrecht Vice President and Chief Technology Officer	96,738 shares owned beneficially7	1.17%

Common Stock	Daniel A. Silber Vice President and Chief Financial Officer	82,073 shares owned beneficially8	1.00%

Common Stock	Thomas A. Wagner Vice President of Strategic Planning	21,668 shares owned beneficially9	.26%

Common Stock	Robert E. Kenny III Director and Secretary	16,000 shares owned beneficially10	.20%

Common Stock	Martin Neads Director	23,000 shares owned beneficially11	.28%

Common Stock	Edward L. Samek Director	9,125 shares owned beneficially12	.11%

Common Stock	Kenneth Freeman Director	9,474,807 shares owned beneficially13	70.60%

Series A Preferred Stock	Edward L. Cahill Director	3,301,084 shares owned beneficially14	98.28%

Common Stock	All directors and executive officers as a group (13 persons)	11,719,435 shares owned beneficially	76.75%

1 The persons and entities named in the above table had, at August 27, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options were considered to be currently exercisable if by their terms they could have been exercised as of August 27, 2001 or if they will become exercisable within 60 days thereafter. In addition, percentages of class ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of August 27, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before November 25, 2001.

2 Total consists of (i) 827,725 shares which are owned by Mr. Mahoney; (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan; (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family; (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power; (v) 257,700 shares, 7,500 shares of which are shares subject to options exercisable on or before November 25, 2001, as to which Mr. Mahoney has sole voting power as proxy; and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of August 27, 2001 or on or before November 25, 2001.

3 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal; (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock on a share for share basis; (iii) 6,250 shares of common stock subject to options exercisable by Mr. Cahill; (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock on a share for share basis; and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

4 Total consists of (i) 250,200 shares owned outright by Mr. Stein; (ii) 50,800 shares which are owned by members of Mr. Stein's immediate family; and (iii) 7,500 shares which Mr. Stein currently has the option to purchase or will have the option to purchase on or before November 25, 2001. Mr. Stein has shared voting and investment power with respect to the shares owned by members of his immediate family. Mr. Mahoney has sole voting power as a proxy with respect to the 250,200 shares owned outright by Mr. Stein and, should Mr. Stein choose to exercise his option to purchase the 7,500 shares, Mr. Mahoney will also have sole voting power as a proxy with respect to those shares. Accordingly, the 250,200 shares owned outright by Mr. Stein and the 7,500 shares which Mr. Stein has the option to purchase as of are also included in the shares shown as beneficially owned by Mr. Mahoney. On July 3, 2001, Mr. Stein sold 2,500 shares of MedPlus common stock for $1.97 per share in a market transaction through a registered broker dealer.

5 Total consists of (i) 50,332 shares owned by Mr. Present through a retirement plan account; (ii) 163,334 shares which Mr. Present has the option to purchase or will have the option to purchase on or before November 25, 2001; and (iii) approximately 11,423 shares held by Mr. Present through the 401(k) Plan.

6 Total consists of 8,334 shares which Mr. Stephan has the option to purchase or will have the option to purchase on or before November 25, 2001.

7 Total consists of (i) 7,195 shares owned outright by Mr. Albrecht; (ii) approximately 2,376 shares held by Mr. Albrecht through the 401(k) Plan; and (iii) 87,167 shares which Mr. Albrecht has the option to purchase or will have the option to purchase on or before November 25, 2001.

8 Total consists of (i) 10,866 shares owned outright by Mr. Silber; (ii) approximately 4,540 shares held by Mr. Silber through the 401(k) Plan; and (iii) 66,667 shares which Mr. Silber has the option to purchase or will have the option to purchase on or before November 25, 2001.

9 Total consists of 21,668 shares which Mr. Wagner has the option to purchase or will have the option to purchase on or before November 25, 2001.

10 Total consists of (i) 2,000 shares owned outright by Mr. Kenny; (ii) 6,500 shares which Mr. Kenny owns through an IRA; and (iii) 7,500 shares which Mr. Kenny has the option to purchase or will have the option to purchase on or before November 25, 2001. On June 5, 2001, Mr. Kenny sold 3,000 shares of MedPlus common stock for $1.97 per share under a retirement plan through a registered broker dealer and on July 25, 2001, he sold 2,500 shares of MedPlus common stock for $1.97 per share in a market transaction through a registered broker dealer.

11 Total consists of (i) 15,000 shares owned outright by Mr. Neads and (ii) 8,000 shares which Mr. Neads has the option to purchase or will have the option to purchase on or before November 25, 2001. On August 13, 2001, Mr. Neads sold 1,500 shares of MedPlus common stock for $1.96 per share and 250 shares of MedPlus common stock at $1.95 per share in market transactions through a registered broker dealer.

12 Total consists of (i) 6,000 shares owned outright by Mr. Samek and (ii) 3,125 shares which Mr. Samek has the option to purchase or will have the option to purchase on or before November 25, 2001.

13 Total consists of (i) 1,918,465 shares of common stock held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer; (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer; and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

14 Total consists of (i) 2,313,978 shares of preferred stock owned by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001. No officers or directors other than Mr. Cahill beneficially own any preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish MedPlus with copies of all Section 16(a) forms they file. Jay Hilnbrand, a former director, was late in filing a Statement in Changes of Beneficial Ownership on Form 4 with respect to five sales totaling 35,000 shares of common stock between November 8, 1999 and June 21, 2000. Edward L. Samek, a director, also was late in filing a Form 4 with respect to the purchase of 3,000 shares of MedPlus common stock on December 22, 2000. Based solely on a review of copies of the Section 16(a) forms received by MedPlus and by statements of officers and directors concerning their compliance with the applicable filing requirements, and with the exception of Mr. Hilnbrand and Mr. Samek as referenced above, we believe that during the past fiscal year our officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

Board of Directors Meetings and Committees

In the fiscal year ended January 31, 2001, the board of directors met on three occasions. Each of Messrs. Kenny, Stein, Neads, Present, Mahoney, Samek, Cahill and Freeman attended 100% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

Audit Committee. We have an audit committee, the members of which are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The audit committee, which held four meetings during fiscal 2001, recommends to the entire board of directors the independent auditors to be employed by MedPlus, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The members of the audit committee are Messrs. Samek (Chairman), Freeman and Cahill.

Compensation Committee. We have a compensation committee, the members of which are independent directors. The compensation committee, which held three meetings during fiscal 2001, recommends to the entire board of directors the compensation arrangements, including grants of stock options and other incentives under our 1994 Long-Term Stock Incentive Plan for our corporate officers and reviews proposed changes in management organization. The members of the compensation committee are Messrs. Stein, Samek and Neads.

Nominating Committee. We have not designated a nominating committee.

Report of Audit Committee. In accordance with the written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of MedPlus. During fiscal 2001, the audit committee met four times and discussed the interim financial information contained in each quarterly Form 10-Q with the Chief Financial Officer and independent auditors prior to the filing of our Form 10-Q. The audit committee written charter is included as Appendix E to this proxy statement.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and MedPlus that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

The audit committee reviewed our audited financial statements as of and for the fiscal year ended January 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee:

Edward L. Samek (Chairman)

Kenneth W. Freeman

Edward L. Cahill

Director Compensation

During fiscal 2001, our outside directors (those directors who are not employees of MedPlus) were compensated for their services as directors as follows: (i) directors Paul J. Stein and Robert E. Kenny III (who was an outside director prior to becoming employed by MedPlus in September 2001) were compensated at a rate of $5,000 per meeting, where $2,500 of each payment represented forgiveness of amounts due under promissory notes issued to MedPlus by Messrs. Stein and Kenny for loans made to them by MedPlus to purchase shares of our common stock; and (ii) all other outside directors were paid at a rate of $2,500 per meeting. Outside directors are not compensated for committee meetings that occur on the same date as full board meetings. We do not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the board and the performance of board duties.

In addition, outside directors are entitled to receive stock options under the Directors' Plan. Specifically, since 1995, outside directors have been and continue to be entitled to an option to purchase 5,000 shares of MedPlus common stock after their first year in office and to an annual, automatic grant of an option to purchase 2,500 shares of MedPlus common stock at every annual shareholders' meeting. A total of 100,000 shares are available under the Directors' Plan. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of fair market value of the common stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.

Executive Compensation

Summary

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to our Chief Executive Officer and the four most highly-compensated executive officers, other than the Chief Executive Officer, whose compensation exceeded $100,000 for all services rendered to MedPlus in all capacities during the last fiscal year and who were serving in such capacity as of January 31, 2001.

SUMMARY COMPENSATION TABLE

Annual Compensation	Long Term Compensation
Name and	Fiscal	Awards
Principal Position	Year	Salary($)	Bonus($)1	Restricted Stock Awards($)	Securities Underlying Options(#)	All Other Compensation($)2
Paul F. Albrecht	2001	144,000	58,974	--	22000	2666
Vice President and	2000	131,420	20,400	--	20000	5400
Chief Technology Officer	1999	110,000	36,500	--	20000	--

Richard A. Mahoney	2001	241,000	--	--	100000	17644
Chairman of the Board and Chief Executive Officer	2e+07	2.31e+11	-- --	-- --	100,000 50,000	24,759 --

Philip S. Present II	2001	216,000	25,000	--	50000	2130
President and Chief	2000	180,000	--	--	40000	--
Operating Officer	1999	180,000	--	--	40000	--

Peter W. Stephan	2001	159,394	45,840	--	25000	--
Vice President of	2000	--	--	--	--	--
Sales and Marketing

Thomas R. Wagner	2001	159,500	30,000	--	25000	4500
Vice President of	2000	88,000	--	--	25000	--
Strategic Planning

__________________________________

1 Amounts indicated represent bonus and commission payments.

2 Amounts indicated represent payments including car allowance, five year non-restricted stock awards and/or out-of-pocket medical and/or legal reimbursements.

Stock Options

The following table sets forth information regarding stock options granted to the executive officers during fiscal 2001:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh.)	Expiration Date
Paul F. Albrecht	22,000	3.92%	$6.44	07/25/2010

Richard A. Mahoney	50,000	8.91%	$4.82	04/15/2010
	50,000	8.91%	$6.44	07/25/2010

Philip S. Present II	50,000	8.91%	$6.44	07/25/2010

Peter W. Stephan	25,000	4.46%	$6.00	02/11/2010

Thomas A. Wagner	25,000	4.46%	$6.44	07/25/2010

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

The following table sets forth information regarding stock options exercised by the executive officers listed above during fiscal 2001 and the value of unexercised in-the-money options held by the named parties as of January 31, 2001:

Number of Securities Underlying	Value of Unexercised In-the-Money
Unexercised Options at FY-End (#)	Options at FY-End ($) 1
	Shares
	Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Albrecht	--	--	66500	42000	8167	13333
Richard A. Mahoney	--	--	500,000	--	200,000	--
Philip S. Present II	--	--	120,001	89,999	38,334	26,666
Peter W. Stephan	--	--	--	25,000	--	--
Thomas A. Wagner	--	--	8,334	41,666	8,334	16,666

_______________

1 Based on the average high and low prices of MedPlus common stock on January 31, 2001.

Employment Agreements

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, is employed pursuant to an employment agreement dated October 31, 1995. The term of the agreement commenced on November 1, 1995 and expires on June 30, 2001. It provides for a base salary of $186,000 per annum initially, increasing incrementally to a base salary of $246,000 per annum in the final year of the agreement. Under the agreement, Mr. Mahoney also will be entitled to annual bonuses of up to 100% of his salary, the actual amount to be determined based on our performance and Mr. Mahoney's personal performance as determined by the board of directors or the compensation committee of the board of directors. He also is entitled to annual stock option grants of 50,000 shares during the term of the agreement under our Long-Term Stock Incentive Plan and may be granted up to 50,000 stock options in lieu of a cash bonus in a particular year. In the voting agreement, Mr. Mahoney waived any rights that he may have with respect to any issuance of options to acquire shares of MedPlus pursuant to his employment agreement.

Under the employment agreement, if we terminate Mr. Mahoney's employment without cause or Mr. Mahoney terminates his employment under a limited set of circumstances defined in the employment agreement, including a change of control, Mr. Mahoney will receive an amount derived by multiplying the factor 2.99 by the sum of his salary and bonus paid in the year prior to the year of termination. In addition, in the event of a change in control of MedPlus, all outstanding stock options held by Mr. Mahoney at the time of the change in control and which were granted six months or more prior to such time will become exercisable in full and will become subject to repurchase, at fair market value, for cash by MedPlus at Mr. Mahoney's election. This agreement also provides that in the event it expires and Mr. Mahoney is not rehired in the same position under the terms and conditions of a new employment agreement acceptable to both Mr. Mahoney and MedPlus, Mr. Mahoney will receive lump sum severance compensation equal to the sum of the salary and bonus paid to him in the year ending June 30, 2001, the final year of the agreement. In the event we terminate the agreement for cause, Mr. Mahoney will forfeit any severance payment and all of his outstanding stock options. The agreement also provides that upon termination or expiration, Mr. Mahoney's participation in MedPlus-sponsored employee and health benefit plans will be continued at our expense for a maximum of 18 months so long as he is alive and is not elsewhere employed or self-employed.

Philip S. Present II, our President and Chief Operating Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $240,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. If Mr. Present's employment is terminated without cause, he will receive severance pay in the amount of six months' salary. Finally, should Mr. Present's employment be terminated, with or without cause, as a result of the liquidation, dissolution, consolidation, merger or other business combination of MedPlus, including the transfer of all or substantially all of our assets, the agreement provides that (i) we will pay to Mr. Present an amount equal to two and one half (2 1/2) times the aggregate of salary and bonus payments made to him from February 1, 2001 until the date of such termination and (ii) all stock options granted to Mr. Present prior to such event will immediately become fully vested (but in no event shall any stock options become vested earlier than the minimum vesting period provided by our 1994 Long-Term Stock Incentive Plan).

Paul F. Albrecht, our Vice President and Chief Technology Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $155,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Daniel A. Silber, our Vice President of Finance and Chief Financial Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of approximately $157,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Peter W. Stephan, our Vice President of Sales and Marketing, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $177,000 per annum, beginning in February 2001, plus commissions payable based upon certain sales of our products. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Thomas A. Wagner, our Vice President of Strategic Planning, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $185,000 per annum, beginning in February 2001, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

J. Richard Hill, our Vice President of Professional Services, is employed pursuant to an employment agreement dated November 20, 2000. The term of this agreement is 15 months. The agreement provides for a base salary of $125,000 per annum, beginning in December 2000, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

At the effective time of the merger, the surviving corporation and each of Messrs. Mahoney, Present, Albrecht, Howe and Wagner will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options.

Mr. Mahoney's employment agreement will be amended to provide for a base salary of $300,040 per annum, an increase of $59,040 from his current employment agreement. Pursuant to the amendment, Mr. Mahoney will be eligible for a bonus of 45% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 24,000 options. If Mr. Mahoney's employment is terminated without cause during the first 36 months of service, Mr. Mahoney will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Mahoney's terms of employment will be at will.

Mr. Present's employment agreement will be amended to provide for a base salary of $275,080 per annum, an increase of $35,080 from his current employment agreement. Pursuant to the amendment, Mr. Present will be eligible for a bonus of 40% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 16,000 options. If Mr. Present's employment is terminated without cause during the first 36 months of service, Mr. Present will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Present's terms of employment will be at will.

Mr. Albrecht's employment agreement will be amended to provide for a base salary of $200,005 per annum, an increase of $45,005 from his current employment agreement. Pursuant to the amendment, Mr. Albrecht will be eligible for a bonus of 35% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 12,000 options. After the effective time of the merger, Mr. Albrecht's terms of employment will be at will.

Mr. Howe's employment agreement will be amended to provide for a base salary of $212,004 per annum, which is equivalent to his current base salary. Pursuant to the amendment, Mr. Howe will be eligible for a bonus of 25% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 8,000 options. After the effective time of the merger, Mr. Howe's terms of employment will be at will.

Mr. Wagner's employment agreement will be amended to provide for a base salary of $215,020 per annum, an increase of $30,020 from his current employment agreement. Pursuant to the amendment, Mr. Wagner will be eligible for a bonus of 35% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 12,000 options. After the effective time of the merger, Mr. Wagner's terms of employment will be at will.

Certain Relationships and Related Transactions

In December 1999, the board of directors authorized management to enter into negotiations to dispose of our majority interest in DiaLogos Incorporated, our education subsidiary. In March 2000, our 78% interest in DiaLogos, since renamed "Learning Voyage, Inc.," was redeemed by Learning Voyage for $300,000 cash (immediately following a capital infusion Learning Voyage obtained from a private investment group), a $450,000 note due in two years with interest payable at a 2% premium over the current prime rate and a stock purchase warrant for a 10% interest in Learning Voyage. Learning Voyage paid MedPlus the outstanding balance of the note at a discounted rate in January 2001. The warrant is exercisable based upon certain future actions taken by the management of Learning Voyage. In 1997, Richard Mahoney, our Chief Executive Officer and Chairman of the Board, Philip S. Present II, our President and Chief Operating Officer, and Daniel A. Silber, our Chief Financial Officer, each invested funds in DiaLogos in exchange for ownership interests therein. Specifically, Mr. Mahoney and his spouse invested a total amount of $297,000 for an interest of 13.5% of DiaLogos, Mr. Present invested $44,000 for a 2% interest in DiaLogos and Mr. Silber invested $22,000 for a 1% interest in DiaLogos. As a result of Learning Voyage's redemption of certain outstanding shares (unrelated to our disposition of our interest), the ownership interests described above of each of Messrs. Mahoney, Present and Silber increased to 18%, 2.7% and 1.3%, respectively. Furthermore, Mr. Mahoney, by virtue of his ownership interest in a private investment group, now indirectly owns an additional 39% of Learning Voyage.

On January 1, 1998, and again on January 1, 1999, we entered into a Representative Agreement with European IT Solutions pursuant to which we hired European IT Solutions to research, develop and implement an indirect sales channel for our products and services into the member states of the European Union. The agreement with European IT Solutions was renewed on July 1, 1999 to extend until June 30, 2000. Martin A. Neads, one of our directors, is a principal of European IT Solutions. Pursuant to the Representative Agreement, we have advanced and will continue to advance a certain amount of funding to European IT Solutions for market assessment and other activities to be performed by European IT Solutions and/or its agents in furtherance of its objectives. In addition, in exchange for its services pursuant to the Representative Agreement, European IT Solutions is to receive certain marketing fees based on successful sales in the European Union.

In the first quarter of fiscal 2000, we entered into an agreement with three investment firms to obtain $6,100,000 in debt and equity financing. Edward L. Cahill, one of our directors, is a principal in two of those firms. As of August 27, 2001, the specific ownership interests in MedPlus held by Cahill, Warnock Strategic Partners Fund, LP and Strategic Associates, LP, with respect to each of which Mr. Cahill is a principal, are as follows: (i) 59,676 shares of common stock; (ii) 2,313,978 shares of preferred stock; (iii) 987,106 warrants to purchase preferred stock; and (iv) 25,000 warrants to purchase common stock owned by the Cahill entities.

Finally, Kenneth W. Freeman, one of our directors, is currently Chairman of the Board and Chief Executive Officer of Quest Diagnostics. On June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures LLC purchased 1,918,465 shares of common stock from MedPlus and a warrant to purchase 2,884,513 shares of our common stock. Quest Diagnostics Ventures LLC also purchased 100,000 shares of common stock from Mr. Mahoney. The total purchase price paid by Quest Diagnostics Ventures LLC to MedPlus was $10,000,000. Separately, we entered into a national sales and marketing agreement with Quest Diagnostics pursuant to which MedPlus has agreed to pay Quest Diagnostics referral fees in connection with the promotion and marketing of ChartMaxx and eMaxx. No fees have been paid to date because there have been no ChartMaxx or eMaxx installations under the agreement.

INDEPENDENT AUDITORS

We will continue to retain the services of KPMG LLP, our independent auditors since 1994, for fiscal year 2002. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for its audit of our annual financial statements for the year ended January 31, 2001 and for its reviews of the unaudited quarterly financial statements contained in the reports on Form 10-QSB filed by MedPlus during that year amounted to $79,800.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not provide any financial information systems design or implementation services during the year. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

All Other Fees

The aggregate fees billed for all services rendered by KPMG LLP other than the Audit Fees described above, during the year ended January 31, 2001 amounted to $21,000. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

SHAREHOLDER PROPOSALS

In order for any shareholder proposals for the 2002 annual meeting of shareholders to be eligible for inclusion in our proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of MedPlus at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 prior to January 25, 2002. The form of proxy we distribute with respect to the 2002 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than by management) if we do not receive notice of that matter at the above address prior to April 10, 2002.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-KSB for fiscal 2001 is enclosed with this proxy statement and is incorporated by reference into this proxy statement. Our Quarterly Report on Form 10-QSB for the quarter ended July 31, 2001 is also enclosed with this proxy statement and incorporated by reference into this proxy statement. Upon written request, we will provide you with a copy of any document, or exhibit thereto, incorporated herein by reference without charge. Requests for such copies should be directed to: Investor Relations, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

HERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our public filings also are available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

OTHER MATTERS

The board of directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of MedPlus.

By Order of the Board of Directors

Robert E. Kenny III

Secretary

MEDPLUS, INC.

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Richard A. Mahoney, Philip S. Present II and Daniel A. Silber, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of MedPlus, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of MedPlus scheduled to be held on September ___, 2001 at _____ at _____________________________________ or at any adjournment thereof.

Please mark an "X" in the appropriate box. The Board of Directors recommends a "FOR" vote on each proposal.

1. Election of eight directors to serve until the 2002 Annual Meeting.

___ FOR all nominees listed below. except as marked to the contrary below)	___ WITHHOLD AUTHORITY

Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Martin A. Neads, Philip S. Present II, Edward Cahill, Edward L. Samek and Kenneth W. Freeman.

2. Approval and adoption of the merger agreement dated April 25, 2001 among MedPlus, Inc., Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus.

___ FOR approval and adoption of the merger agreement.	___ ABSTAIN	___ WITHHOLD AUTHORITY

3. Grant of discretionary authority to the board of directors to adjourn the annual meeting, if necessary, to solicit additional votes for approval of the merger agreement and the merger.

___ FOR grant of discretionary authority.	___ ABSTAIN	___ WITHHOLD AUTHORITY

4. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

This proxy is continued and is to be signed on the reverse side.

This proxy will be voted as directed. In the absence of any specifications to the contrary, this proxy will be voted FOR the election of directors and FOR Items 2 and 3.

ALL FORMER PROXIES ARE HEREBY REVOKED.

Number of Shares: _____________________
_____________________________________ (Signature of Shareholder)

_____________________________________ (Signature of Shareholder)

Please sign exactly as your name appears to the left. All joint owners should sign. (When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)
Dated: _________________________, 2001